UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.         )
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Chicago Bridge & Iron Company N.V.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHICAGO BRIDGE & IRON COMPANY N.V.
Prinses Beatrixlaan 35
2595 AK THE HAGUE, THE NETHERLANDS
NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 6, 2015
To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.
You are hereby notified that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Chicago Bridge & Iron Company N.V. (“CB&I”, “CBI”, the “Company” or “we”) will be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 6, 2015, for the following purposes:
1. To elect three members of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2018. Our Supervisory Board recommends the election of Philip K. Asherman, L. Richard Flury and W. Craig Kissel to fill these positions;
2. To approve, by non-binding vote, the compensation of the Company’s named executive officers;
3. To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2014 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2014;
4. To approve the final dividend for the year ended December 31, 2014 in an amount of $.28 per share, which has previously been paid out to shareholders in the form of interim dividends;
5. To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2014;
6. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2014;
7. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2015;
8. To approve the extension of the authority of our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital until November 6, 2016 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;
9. To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of rights to acquire shares, until May 6, 2020;
10. To approve the Amended and Restated Chicago Bridge & Iron Company Incentive Compensation Program;
11. To discuss our dividend policy.
Our Dutch statutory annual accounts and the annual report of the Management Board, our Annual Report on Form 10-K, the charters of each of our Audit, Nominating, Organization and Compensation, Corporate Governance and Strategic Initiatives Committees, our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, www.cbi.com, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our principal executive offices at Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations. Copies of the documents listed above are also available for inspection by shareholders free of charge at our offices in The Hague listed above.
REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.
Richard E. Chandler, Jr.,
Secretary
March 27, 2015
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 6, 2015: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com.

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CB&I
PROXY STATEMENT
This proxy statement, which is first being mailed or made available to holders of registered shares on or about March 27, 2015, is furnished in connection with the solicitation of proxies on behalf of CB&I, who ask you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 6, 2015 (the “Annual Meeting”), for the purposes set forth in the foregoing notice and agenda.
We are utilizing U.S. Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials over the Internet. Instead of a paper copy of this proxy statement and our 2014 Annual Report, most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report and a form of proxy card.
Each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. All shares represented by proxies duly executed and received by us within the time indicated on the accompanying proxy (the “Voter Deadline”) will be voted at the Annual Meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Messrs. Asherman, Flury and Kissel to our Supervisory Board and for all other proposals described in this proxy statement. If any other business is properly brought before the Annual Meeting under our Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the Annual Meeting.
A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).
Only holders of record of the 108,526,411 registered shares of our share capital, par value EUR 0.01 (the “common shares” or “shares”), outstanding at the close of business on March 12, 2015 are entitled to notice of and to vote at the Annual Meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to April 29, 2015. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.
Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a nominee to be a member of the Supervisory Board and “broker non-votes” will be considered present at the meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your common shares in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the common shares in its discretion on such matters. The appointment of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.
We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation materials to the beneficial owners of our shares. We have also retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee and the reimbursement of customary disbursements. Such fee and disbursements are not expected to exceed $15,000 in the aggregate.
Shareholders and interested persons may communicate with the Supervisory Board or one or more directors by sending a letter addressed to the Supervisory Board or to any one or more directors in care of Richard E. Chandler, Jr., Secretary, CB&I, Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, in an envelope clearly marked “Shareholder Communication.” Mr. Chandler’s office will forward such correspondence unopened to Larry D. McVay, or to another independent director, unless the envelope specifies that it should be delivered to another director.

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CORPORATE GOVERNANCE
Certain Transactions
Director Independence

The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board and generally no more than one director who is also an employee. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange (“NYSE”) listing standards and the criteria set forth in Exhibit A (“Exhibit A”) to our Corporate Governance Guidelines (which comply with and in some cases are stricter than NYSE listing standards) available through our website, www.cbi.com, is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or indirectly, such as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. As stated in Exhibit A, a director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within 5 years since the end of either the affiliation or the auditing relationship;

•
has not been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee of another company that concurrently employs or employed the director within the last 5 years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•
is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.
However, in making the determination as to independence, the Supervisory Board will broadly consider all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. Such determinations, in individual cases, may warrant exceptions to the above general guidelines. Based on these guidelines, the Supervisory Board has determined that the following members of the Supervisory Board do not have a relationship with us, and that each of Messrs. Bolch, Flury, Kissel, McVay, Miller, and Underwood and Mses. Fretz and Williams are independent under the standards described above. Mr. Asherman, our Chief Executive Officer, is not independent. The Supervisory Board has also determined that all members of the Supervisory Board, except Mr. Asherman, are “independent” as that term is defined by the Code adopted by the Dutch Corporate Governance Committee on December 9, 2003 and subsequently amended and restated in October 2008 (the “Dutch Corporate Governance Code”).
Related Party Transactions
The Nominating Committee of the Supervisory Board is responsible for reviewing all transactions that might represent a conflict or potential conflict of interest on the part of shareholders who hold more than 10% of our shares, directors, officers and employees. The Nominating Committee will analyze such potential conflicts of interest in order to ensure compliance with the Company’s Code of Ethics and the Company’s Code of Conduct, and make recommendations to the Supervisory Board concerning the granting of waivers, if appropriate, under the Company’s Code of Ethics. Each director, officer and employee must make prompt and full disclosure of all potential conflicts of interest to the President and Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer of the Company or the Non-Executive Chairman (defined below) or the Chairman of the Audit Committee. A conflict of interest includes any shareholder who holds more than 10% of our shares, a director, officer or employee having a financial interest in any contract with us or in any organization doing business with us, or any such person receiving improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each member of the Supervisory Board and each executive officer is obligated to complete a Director and Officer Questionnaire, which requires disclosure of any transactions with the Company in which the member of the Supervisory Board or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Ethics and the Nominating Committee charter available through our website, www.cbi.com.

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Nominations for Directors/Director Qualifications
The Nominating Committee of the Supervisory Board is also responsible for screening potential members of the Supervisory Board and recommending qualified candidates to the Supervisory Board for nomination. Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses a diverse number of specific factors such as independence, judgment, business experience, financial knowledge and expertise, technical skills and knowledge, knowledge of our core business, international background and experience and other particular skills to enable a Supervisory Board member to make a significant contribution to the Supervisory Board, the Company and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee (“Appendix I”), available through our website, www.cbi.com, are diverse and relevant criteria and characteristics and specific experience, qualifications, attributes and skills to be considered by the Nominating Committee in identifying nominees to be a member of the Supervisory Board, including:

•	holding a position as a chief executive officer or chief operating officer or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	technological expertise;

•	financial adeptness, liability/equity management and human relations skills;

•	outside interests;

•	participation on other boards;

•	education;

•	ability to serve for at least five years;

•	compatibility with existing Supervisory Board, management and the Company corporate culture; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.
The Nominating Committee and the Supervisory Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background and education. The Nominating Committee and the Supervisory Board consider how a specific nominee contributes to the diversity of the Supervisory Board by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Supervisory Board. The Nominating Committee identifies nominees through the use of third-party entities whose practice includes outside director searches and by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Nominating Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Richard E. Chandler, Jr., Secretary, CB&I, Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands.
Board Leadership Structure and Role in Risk Oversight
The Supervisory Board requires that the Chairman of the Supervisory Board be a non-executive. The Supervisory Board separates the roles of Chief Executive Officer and Chairman of the Supervisory Board in recognition of the differences between the two roles and the commitment required by each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the non-executive Chairman of the Supervisory Board (the “Non-Executive Chairman”), as an independent leader, to lead the Supervisory Board in its fundamental role of providing advice to and independent oversight of management. The Supervisory Board recognizes both the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, and the commitment required of the Non-Executive Chairman to properly fulfill his role. The Supervisory Board believes this structure is appropriate for the Company not only because of the size and composition of the Supervisory Board, the scope and complexity of the Company’s operations and the responsibilities of the Supervisory Board and management, but also as a demonstration of our commitment to good corporate governance.
While the Supervisory Board is ultimately responsible for risk oversight, four Supervisory Board committees assist the Supervisory Board in fulfilling its oversight responsibilities in certain areas of risk. The Supervisory Board exercises its risk oversight authority through various processes and procedures adopted by the Supervisory Board’s Audit Committee, Strategic Initiatives Committee, Corporate Governance Committee and Organization and Compensation Committee.
The Audit Committee assists the Supervisory Board in its involvement in the Company’s risk management process by providing oversight for the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s independent registered public accounting firm’s qualifications and independence;

•	performance of the Company’s independent registered public accounting firm and our internal audit function; and

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•	Company’s system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.
The Strategic Initiatives Committee, chaired by the Non-Executive Chairman, participates in and, in certain instances, oversees significant core activities of the Company. The Strategic Initiatives Committee deals directly with risk-related issues facing the Company when and as the Committee carries out its duties to:

•
review and approve on behalf of the Supervisory Board contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority of the Chief Executive Officer;

•
review and make recommendations to the Supervisory Board with respect to matters brought to its attention by the Chief Executive Officer in the ordinary course of business that exceed his approval authority under the authority matrix adopted by the Supervisory Board; and

•	review and discuss matters brought to its attention by the Chief Executive Officer that the Strategic Initiatives Committee finds appropriate.

The Corporate Governance Committee participates in identifying and participating in the management of risk factors facing the Company through its responsibility to the Supervisory Board to:

•
provide perspective on economic, business and technology trends and events that could cause the Company to change the allocation of resources among its existing businesses or to enter new business, and to review the business planning process of the Company;

•	review various policies and practices of management in the areas of corporate governance;

•	establish and review corporate goals and objectives;

•	consider the overall relationship of Supervisory Board members and the Company’s management; and

•	develop, review and recommend to the Supervisory Board a set of corporate governance guidelines applicable to the Company.
The Organization and Compensation Committee undertakes risk oversight of the Company’s compensation programs through its responsibility to the Supervisory Board to:

•	establish and review the Company’s overall compensation philosophy, strategy and guidelines so that the design of the Company’s compensation programs does not encourage excessive risk taking;

•	establish and review annual incentive and long-term incentive compensation plans so that they do not create risks reasonably likely to have a material adverse effect on the Company; and

•	establish and review corporate goals and objectives supported by the Company’s compensation programs so that rewards are aligned with the interests of shareholders.
Based on information and reports received by the Supervisory Board from these committees and from regular or special Supervisory Board meetings, appropriate guidance and involvement can be directed to areas which may expose the Company to risks in operation, legal compliance, financial reporting and other aspects of the business of the Company. The Non-Executive Chairman works with the Chief Executive Officer during the strategic planning process to ensure that management strategies, plans and performance metrics are communicated to the Supervisory Board and that concerns of the Supervisory Board are addressed in the development of these plans and attends and participates in quarterly management reviews of the performance of the Company. Finally, the Non-Executive Chairman attends and participates in quarterly management meetings in which, as part of the review of the Company’s overall performance, various risk issues are identified and addressed.
COMMITTEES OF THE SUPERVISORY BOARD
The Supervisory Board has five standing committees to assist the Supervisory Board in the execution of its responsibilities. These committees are the Audit Committee, the Organization and Compensation Committee, the Nominating Committee, the Corporate Governance Committee, and the Strategic Initiatives Committee. Each committee is composed of a minimum of three members of the Supervisory Board (except the Corporate Governance Committee, which consists of all non-management members of the Supervisory Board) who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted thereunder, the listing standards of the NYSE in effect from time to time and the Dutch Corporate Governance Code. Each committee functions under a charter adopted by the Supervisory Board that can be accessed through our website, www.cbi.com, and is available in print to any shareholder who requests it.
Audit Committee
The current members of the Audit Committee are Mr. Underwood (Chairman) and Messrs. McVay and Miller and Mses. Fretz and Williams. The Supervisory Board has determined that Ms. Fretz, Mr. McVay, Mr. Miller, Mr. Underwood and Ms.

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Williams are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual and Mr. Underwood and Mses. Fretz and Williams meet the definition of “audit committee financial expert,” as such term is defined under the rules of the SEC, and the definition of “financial expert” as defined by the Dutch Corporate Governance Code. The Supervisory Board has also determined that Mses. Fretz and Williams and Messrs. McVay, Underwood and Miller possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls. Representatives of our independent registered public accounting firm participated in Audit Committee meetings, including periodic executive sessions independent of management, to discuss auditing and financial reporting matters.
The Audit Committee met seven times during 2014. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.
The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services in connection with the approval of the independent registered public accounting firm’s audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but no less often than quarterly. It approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. The Chief Financial Officer may approve services that are consistent with the permissible services specifically pre-approved by the Audit Committee. Where the services are not specified by the pre-approval policy and the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fees are monitored by the Audit Committee at its quarterly meeting.
Audit Fees
For the years ended December 31, 2014 and 2013, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2014	2013
Audit Fees (1)	$5,381,000	$6,151,000
Audit-Related Fees	$—	$—
Tax Fees (2)	$311,000	$202,000
All Other Fees (3)	$2,000	$2,000
Total	$5,694,000	$6,355,000

(1)
Audit Fees consist of fees and out of pocket expenses for the audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; statutory and regulatory audits and consents; financial accounting and reporting consultations; and other services related to SEC matters.

(2)	Tax Fees consist of fees for tax consulting services, including transfer pricing documentation, tax advisory services and compliance matters.

(3)	All Other Fees consist of permitted non-audit services.

All of the fees set forth in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures described above.
The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s independence.
The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee.

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Report of the Audit Committee of the Supervisory Board
The following is the report of the Audit Committee of the Supervisory Board with respect to our audited financial statements for the year ended December 31, 2014.
The Supervisory Board has adopted a written charter for the Audit Committee.
We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2014.
We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the U.S. Public Company Accounting Oversight Board (“PCAOB”).
We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence. The Audit Committee has also reviewed the non-audit services provided by the Company’s independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company’s independent registered public accounting firm’s independence.
Based on the reviews and discussions referred to above, we recommended to the Supervisory Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
Michael L. Underwood (Chairman)
Deborah M. Fretz
Larry D. McVay
James H. Miller
Marsha C. Williams
Organization and Compensation Committee
The current members of the Organization and Compensation Committee are Mr. Kissel (Chairman), Messrs. Bolch and Underwood and Ms. Fretz. The Supervisory Board has determined that Messrs. Kissel, Bolch and Underwood and Ms. Fretz are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual. The Organization and Compensation Committee met four times in 2014. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management, including review of compensation programs for excessive risk;

•	administration of our long-term and short-term incentive plans;

•
evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s and named executive officers’ compensation, evaluation of the Chief Executive Officer’s and the named executive officers’ performance in light of those goals and objectives and setting the Chief Executive Officer’s and the named executive officers’ compensation level based on this evaluation;

•	preparation of the Organization and Compensation Committee report on executive compensation to be included in the proxy statement; and

•	review succession management programs and practices for our senior management (including our Chief Executive Officer and his executive officer direct reports).
Organization and Compensation Committee Interlocks and Insider Participation
No member of the Organization and Compensation Committee was, during fiscal year 2014, an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries or had any relationships requiring disclosure by us under Item 404 of Regulation S-K promulgated under the Exchange Act.
During fiscal year 2014, none of our executive officers served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Organization and Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Organization and Compensation Committee or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

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Compensation Consultants
In considering the executive compensation recommendations of management and determining the compensation of the Chief Executive Officer and those officers reporting directly to him for 2014, the Organization and Compensation Committee received advice and recommendations from Pearl Meyer & Partners ("PM&P"). At the Committee’s request, PM&P evaluated the Company’s compensation practices and assisted in developing and implementing its executive compensation program consistent with its stated compensation philosophy. PM&P regularly reviewed the Company’s total compensation pay levels and design practices and offered their comments on comparator companies, benchmarks and how the Company’s compensation programs are actually succeeding in meeting the Company’s business objectives. PM&P made recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. PM&P representatives participated in selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters.
The Organization and Compensation Committee has analyzed whether the work of PM&P as a compensation consultant has raised any conflicts of interest, taking into consideration, among other things, the following factors: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P's total revenue; (iii) the policies and procedures of PM&P that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors who serve the Organization and Compensation Committee with any member of the Organization and Compensation Committee; (v) any stock of the Company owned by such individual compensation advisors, and (vi) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P who serve the Organization and Compensation Committee with an executive officer of the Company. The Committee has determined, based on its analysis in light of the factors listed above, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants to the Company has not created any conflicts of interest.

Report of the Organization and Compensation Committee of the Supervisory Board
We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2014. Based on that review and discussion, we recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
W. Craig Kissel (Chairman)
James R. Bolch
Deborah M. Fretz
Michael L. Underwood
Nominating Committee
The current members of the Nominating Committee are Ms. Williams (Chairman) and Messrs. Bolch, Flury and Kissel. The Supervisory Board has determined that Ms. Williams and Messrs. Bolch, Flury and Kissel are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual. The Nominating Committee met two times during 2014. Its primary duties and responsibilities include the following:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and the Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions of the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee members of the Supervisory Board; and

•
review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and our Code of Conduct and making recommendations to the Supervisory Board concerning the granting of waivers.

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Compensation of the Members of the Supervisory Board
Under our Articles of Association, any decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. If any changes need to be made to the compensation of members of our Supervisory Board, the Nominating Committee makes recommendations to the Supervisory Board on compensation for the members of the Supervisory Board. The Supervisory Board would then approve or modify those recommendations and propose them to the shareholders at a general meeting. In making a recommendation, the Nominating Committee receives advice and recommendations from PM&P, which serves as its director compensation consultants. PM&P evaluates our compensation practices and assists in developing our director compensation program. They review compensation for the members of the Supervisory Board annually; however, changes to director compensation might not be made every year. PM&P representatives are present at selected Nominating Committee meetings to discuss compensation of the members of the Supervisory Board.
Corporate Governance Committee
The current members of the Corporate Governance Committee are Messrs. McVay (Chairman), Bolch, Flury, Kissel, Miller and Underwood and Mses. Fretz and Williams. The Corporate Governance Committee met four times during 2014. Its primary duties and responsibilities include the following:

•	evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.
The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Larry McVay, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties, including shareholders, may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the Chairman of the Audit Committee who will forward it to the appropriate member.
Strategic Initiatives Committee
The current members of the Strategic Initiatives Committee are Messrs. Flury (Chairman), McVay and Miller. The Strategic Initiatives Committee met four times during 2014. Its primary duties and responsibilities include the following:

•	provide a detailed review of actions regarding the approval authority granted by the Supervisory Board to the Chief Executive Officer; and

•	review and recommend to the Supervisory Board other matters exceeding the authority granted by the Supervisory Board to the Chief Executive Officer.
Information Regarding Meetings
The Supervisory Board held four meetings in 2014. Each of the members of the Supervisory Board attended at least 75% of the meetings of the Supervisory Board and of each committee of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting. Last year, each of the members of the Supervisory Board attended the Annual Meeting.

ITEM 1	ELECTION OF THREE MEMBERS OF OUR SUPERVISORY BOARD TO SERVE UNTIL 2018
The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Supervisory Board, the members of which are appointed by the general meeting of shareholders. Under the law of The Netherlands, a member of the Supervisory Board cannot be a member of the Management Board of the Company. Our Articles of Association provide for at least six and no more than 12 members to serve on the Supervisory Board.
Members of the Supervisory Board are generally elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year and two-thirds of such members’ terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but members of the Supervisory Board whose terms of office expire may be re-elected. The Supervisory Board has determined that the number of members of the Supervisory Board will be nine. The term of three members of the Supervisory Board will expire at the date of the Annual Meeting. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72.

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As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

In conjunction with the normal expiration of the three-year terms of members of our Supervisory Board, three members of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2018. The Supervisory Board has proposed the election of Mr. Philip K. Asherman and Luciano Reyes for the first of these open director positions, Mr. L. Richard Flury and Westley S. Stockton for the second of these open director positions and W. Craig Kissel and Stephen H. Dimlich, Jr. for the third of these open director positions.
Based on the guidelines set forth above, the Supervisory Board has determined that neither Mr. Flury nor Mr. Kissel has a material relationship with us and, if elected, each would be considered an independent member of the Supervisory Board applying the criteria outlined on page 2 under the heading Director Independence. Luciano Reyes, Westley S. Stockton and Stephen H. Dimlich, Jr. were recommended by the Chief Executive Officer, are presently our employees and, if elected, would not be considered independent members of the Supervisory Board.
The Supervisory Board is recommending the re-election of Messrs. Asherman, Flury and Kissel to the Supervisory Board on the basis of their extensive professional and financial knowledge and experience, particularly their knowledge of and experience with the Company and its business gained by them in connection with the outstanding services they have provided to the Company to date as members of the Supervisory Board.
The Following Nominations are Made for a Three-Year Term Expiring in 2018:
First Position
First Nominee
Philip K. Asherman, 64, has served as President and Chief Executive Officer and a member of the Supervisory Board since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and Chief Executive Officer. He has more than 30 years of experience in the engineering and construction industry. Mr. Asherman serves on the Board of Directors of Arrow Electronics and the National Safety Council. Specifically, he serves as a member of the Supervisory Board because of his service as chief executive officer of a public company, knowledge of the Company’s core business, knowledge of international business, human relations skills, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board for five years, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
Luciano Reyes, 44, has served as Vice President and Treasurer since 2006, previously holding positions of increasing responsibility in CB&I’s Treasury Department since joining the Company in 1998. Prior to his service with CB&I, Mr. Reyes held financial positions with a large manufacturing corporation and with several financial institutions. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company’s core business. Mr. Reyes is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
Second Position
First Nominee
L. Richard Flury, 67, has served as Non-Executive Chairman since 2010, as a member of the Supervisory Board since 2003, and was a consultant to the Supervisory Board until his election as a Director in May 2003. He is Chairman of the Strategic Initiatives Committee and a member of the Corporate Governance Committee and the Nominating Committee. Previously, Mr. Flury served as Chief Executive Officer, Gas, Power and Renewables for BP plc from 1998 until his retirement in 2001. He served as Executive Vice President of Amoco, responsible for managing the exploration and production sector, from 1996 to 1998. Prior to that, he served in various other executive capacities with Amoco since 1988. Mr. Flury is also a director of QEP Resources and Callon Petroleum Corporation. Specifically, he serves as a member of the Supervisory Board because of his executive management of a public company, knowledge of the energy industry, knowledge of international business, financial adeptness, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board for five years, independence, and compatibility with the existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
Westley S. Stockton, 44, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. Mr. Stockton, a Certified Public Accountant, has

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worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles. Specifically, he is qualified to be a Supervisory Board member because of his financial and accounting expertise and knowledge of the Company’s core business. Mr. Stockton is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
Third Position
First Nominee
W. Craig Kissel, 64, has been a member of the Supervisory Board since 2009 and is Chairman of the Organization and Compensation Committee, and a member of the Corporate Governance Committee, and Nominating Committee. He worked for Trane/American Standard from 1980 until his retirement in 2008, most recently as President of Trane Commercial Systems. From 1998 to 2003, he was President of American Standard’s Vehicle Control Systems business in Brussels, Belgium. Prior to that, he held various management positions at Trane, including Executive Vice President and Group Executive of Trane’s North American Unitary Products business. Mr. Kissel is currently a director of Watts Water Technologies and Nelson Global Products. Specifically, he serves as a member of the Supervisory Board because of his service as a division president of a public company, knowledge of international business, technological expertise, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee

Stephen H. Dimlich, Jr., 52, has served as Senior Vice President, Corporate Human Resources since 2013. Prior to this role, he served as Vice President, Corporate Human Resources since 2009. Prior to joining CB&I in 2003, he was an attorney at three different law firms, primarily in the employment field. Specifically, he is qualified to be a member of the Supervisory Board because of his knowledge of the Company, education and human relations skills. Mr. Dimlich is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MESSRS. ASHERMAN, FLURY AND KISSEL.
Certain information with respect to the members of the Supervisory Board whose terms do not expire this year is as follows:
Members of the Supervisory Board to Continue in Office with Terms Expiring in 2016:
Deborah M. Fretz, 67, has been a member of the Supervisory Board since 2013 and is a member of the Audit Committee, the Organization and Compensation Committee and the Corporate Governance Committee. She served as President and Chief Executive Officer of Sunoco Logistics Partners L.P. from 2001 to 2010. Prior to this role, Ms. Fretz held various management positions at Sunoco, Inc., including General Manager and President of Sun Pipeline Company from 1991 to 1994, Senior Vice President of Logistics from 1994 to 2000 and Senior Vice President of Mid-Continent Refining, Marketing and Logistics from 2000 to 2001. Ms. Fretz served on the Board of Directors for the Federal Reserve Bank of Philadelphia, Niska Gas Storage Partners LP and GATX, a Chicago-based transportation service firm. Ms. Fretz currently serves as a director of Alpha Natural Resources, Inc., where she chairs the audit committee. Specifically, she is qualified to be a member of the Supervisory Board because she has held positions of management including chief executive officer of a public company and because of her knowledge of the energy industry, financial adeptness, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board for five years, experience of serving on other boards of directors, and independence.
James H. Miller, 66, has been a member of the Supervisory Board since 2014 and is a member of the Audit Committee, the Corporate Governance Committee, and the Strategic Initiatives Committee. He served as a consultant to the Supervisory Board since April 2013. He served as Chairman of PPL Corporation from 2006 until his retirement in 2012. He also served as Chief Executive Officer of PPL from 2006 to 2011, President from 2005 to 2011 and Executive Vice President and Chief Operating Officer from 2004 to 2005. Before PPL Corporation, Mr. Miller was Executive Vice President of USEC Inc., and previously served as President of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. Mr. Miller began his career at the former Delmarva Power & Light Co. Mr. Miller currently serves as a director of Rayonier Advanced Materials, AES Corporation and Crown Holdings, where he serves on audit, nominating and compensation committees. Specifically, he is qualified to be a Supervisory Board member because of the positions of management he has held including chairman and chief executive officer of a public company, his knowledge of the energy industry, ability to serve on the Supervisory Board for five years, experience of serving on other boards of directors, and independence.
Michael L. Underwood, 71, has served as a member of the Supervisory Board since 2007 and is Chairman of the Audit Committee and a member of the Organization and Compensation Committee and the Corporate Governance Committee. Mr. Underwood worked the majority of his 35-year career in public accounting at Arthur Andersen LLP, where he was a partner.

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He moved to Deloitte & Touche LLP as a director in 2002, retiring in 2003. He is currently a director and Chairman of the audit committee of Dresser-Rand Group, Inc. Specifically, he serves as a member of the Supervisory Board because of his financial adeptness, experience with international companies and other companies in the engineering, procurement and construction and technology industries, experience of having served on the Supervisory Board, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Members of the Supervisory Board to Continue in Office with Terms Expiring in 2017:
James R. Bolch, 57, has been a member of the Supervisory Board since 2012 and is a member of the Corporate Governance Committee, the Organization and Compensation Committee and the Nominating Committee. Until July 25, 2013, he served as President and Chief Executive Officer and member of the Board of Directors of Exide Technologies (XIDE), which, on June 10, 2013, filed a voluntary petition for reorganization pursuant to U.S. federal restructuring laws. Before joining Exide in 2010, he was employed at Ingersoll Rand Company from 2005 to 2010 where he served as Senior Vice President and President of the Industrial Technologies sector.  From 2003 to 2005, he was Executive Vice President of Schindler Elevator Corporation for the Service Business in North America. Previously, Mr. Bolch spent 21 years with United Technologies Corporation where he held roles in Otis Elevator, Optical Systems and UTC Power Divisions. Specifically, he is qualified to be a member of the Supervisory Board because he held a position as chief executive officer and has run significant divisions of a public company and because of his knowledge of international business, technological expertise, education, experience of having served on the Supervisory Board, ability to serve for five years, his independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Larry D. McVay, 67, has been a member of the Supervisory Board since 2008 and is Chairman of the Corporate Governance Committee and a member of the Audit Committee and Strategic Initiatives Committee. Mr. McVay has served as Managing Director of Edgewater Energy LLC since 2007 and worked 39 years for Amoco, BP and TNK-BP. Mr. McVay served as the Chief Operating Officer of TNK-BP in Moscow from 2003 until his retirement from BP in 2006. From 2000 to 2003, he held the position of Technology Vice President, Operations, and Vice President of Health, Safety and Environment for BP, based in London. Previously, Mr. McVay served in numerous senior level management positions for Amoco. Mr. McVay is currently on the Board of Directors of Callon Petroleum Company and Praxair Inc. Specifically, he serves as a member of the Supervisory Board because of his services as a chief operating officer of a division of a public company, knowledge of the energy industry, knowledge of international business, technological expertise, financial adeptness, experience of having served on the Supervisory Board, ability to serve for five years, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Marsha C. Williams, 64, has served as a member of the Supervisory Board since 1997. She is Chairman of the Nominating Committee and a member of the Audit Committee and the Corporate Governance Committee. Ms. Williams served as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. from 2007 through her retirement in 2010. From 2002 to 2007, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust. She served as Chief Administrative Officer of Crate & Barrel from 1998 to 2002, and as Treasurer of Amoco Corporation from 1993 to 1998. Ms. Williams is a director of Davis Funds and lead director of both Fifth Third Bancorp and Modine Manufacturing Company, Inc. Specifically, she serves as a member of the Supervisory Board because of her knowledge of the energy industry, knowledge of international business, financial adeptness and human relations skills, experience of having served on the Supervisory Board, ability to serve for five years, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.

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COMMON STOCK OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth certain information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our issued common shares (based on 108,526,411 shares outstanding as of March 12, 2015).

	Common Stock; Euro .01 par value
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warren E. Buffet and Berkshire Hathaway Inc. (1) 3555 Farnam Street, Omaha, NE 68131	10,701,110	9.9%
The Vanguard Group (2) 100 Vanguard Blvd., Malvern, PA 19355	6,193,181	5.7%

(1)
Based upon a Schedule 13G/A jointly filed with the SEC on February 17, 2015 by Warren E. Buffet ("Buffet"), Berkshire Hathaway Inc. (“BW”), National Indemnity Company, an insurance company ("NIC"), GEICO Corporation ("Geico"), Government Employees Insurance Company, an insurance company ("GEIC"), GEICO Indemnity Company, an insurance company ("Geico Indemnity"), Dexter Pension Plan, an employee benefit plan ("Dexter"), BNSF Master Retirement Trust, an employee benefit plan ("BNSF"), Scott Fetzer Company Collective Investment Trust, an employee benefit plan ("Fetzer") and Lubrizol Master Trust Pension, an employee benefit plan ("Lubrizol"). In the Schedule 13G/A, (i) Buffet reports that he has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 10,701,110 shares, (ii) BW reports that it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 10,701,110 shares, (iii) NIC reports that it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 6,467,959 shares, (iv) Geico reports it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 6,467,959 shares, (v) GEIC reports it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 1,869,800 shares, (vi) Geico Indemnity reports it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 4,598,159 shares, (vii) Dexter reports it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 1,568 shares, (viii) BNSF reports it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 2,973,944 shares, (ix) Fetzer reports it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 88,559 shares, and (x) Lubrizol reports it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 1,169,080 shares.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group, Inc. (“Vanguard”). In the Schedule 13G/A, Vanguard reports that (i) it has sole power to vote or direct to vote 94,018 shares, (ii) it has sole power to dispose of or direct the disposition of 6,107,756 shares, (iii) it has shared power to dispose or direct the disposition of 85,425 shares, (iv) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 56,925 shares as a result of its serving as investment manager of collective trust accounts and (v) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 65,593 shares as a result of its serving as investment manager of Australian investment offerings.

Executive Officers
Philip K. Asherman, 64, has served as President and Chief Executive Officer of CB&I since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and Chief Executive Officer. Mr. Asherman has more than 30 years of experience in the engineering and construction industry.
Beth A. Bailey, 63, has served as Executive Vice President and Chief Administration Officer since 2009. Ms. Bailey joined CB&I in 1972, serving in positions of increasing responsibility, most recently as Executive Vice President and Chief Information Officer from 2007 to 2009.
Richard E. Chandler, Jr., 58, has served as Executive Vice President and Chief Legal Officer since March 1, 2011 and as Secretary since November 2011. Previously, he served as Senior Vice President, General Counsel and Corporate Secretary of Smith International, Inc. from 2005 to 2010 and as a partner of an international law firm from 2010 to 2011.
Daniel M. McCarthy, 64, has served as Executive Vice President since December 2011 and as operating group President, Technology since 2009. He joined CB&I through the acquisition of the Lummus business from ABB Asea Brown Boveri Ltd. (the "ABB Lummus acquisition") in 2007 and served as President, Technology from 2007 to 2009.

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Patrick K. Mullen, 50, has served as Executive Vice President since February 2013, and as operating group President, Engineering, Construction and Maintenance since December 2013. He served as Executive Vice President, Corporate Development from February 2013 to December 2013. Mr. Mullen joined CB&I through the ABB Lummus acquisition in 2007 and served as Senior Vice President, Business Development for Technology from 2007 to 2013.
Edgar C. Ray, 54, has served as Executive Vice President since 2007 and as operating group President, Environmental Solutions, since February 2013. Mr. Ray previously served as Executive Vice President, Corporate Planning from 2007 to 2013. He joined CB&I in 2003, serving as Senior Vice President, Global Marketing until 2007.
James W. Sabin, Jr., 58, has served as Executive Vice President, Global Systems since December 2013. He joined CB&I through the acquisition of The Shaw Group, Inc. in 2013 and served as Senior Vice President, Global Systems from February 2013 to December 2013. Prior to the acquisition, Mr. Sabin served as a Senior Vice President, Power.
Luke V. Scorsone, 59, has served as Executive Vice President and as operating group President, Fabrication Services since February 2013. Previously, he served as President of Steel Plate Structures. Mr. Scorsone joined CB&I in 2001 through the acquisition of the Engineered Construction and Water Divisions of Pitt Des Moines, Inc. where he served as President of the Industrial business.
Westley S. Stockton, 44, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. On March 12, 2015, Mr. Stockton assumed interim responsibility for CB&I's operational finance functions until April 1, 2015. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles.

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Security Ownership of Our Management
The following table sets forth certain information regarding common shares beneficially owned on March 12, 2015 by (1) each member of the Supervisory Board, (2) each nominee to be a member of the Supervisory Board, (3) each named executive officer and (4) all directors and the executive officers identified on pages 12 and 13 as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Owned
Philip K. Asherman	766,879	*
Ronald A. Ballschmiede (2)	275,090	*
James R. Bolch	5,130	*
Stephen H. Dimlich, Jr.	26,327	*
L. Richard Flury	47,144	*
Deborah M. Fretz	3,620	*
W. Craig Kissel	17,475	*
Daniel M. McCarthy	88,303	*
Larry D. McVay	21,573	*
James H. Miller	—	*
Patrick K. Mullen	39,792	*
Luciano Reyes	14,237	*
Luke V. Scorsone	16,868	*
Westley S. Stockton	5,056	*
Michael L. Underwood	24,678	*
Marsha C. Williams	48,957	*
All directors and executive officers as a group (18)	1,557,950	1.4%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members and (ii) shares that can be acquired through stock options exercisable through May 10, 2015.

(2)	On March 12, 2015, CB&I announced Mr. Ballschmiede’s retirement from his position as Executive Vice President and Chief Financial Officer.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our members of the Supervisory Board, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file and we receive written representations by certain reporting persons with respect to whether a Form 5 was required. To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Forms 3, 4 or 5 were required to be filed by them, we believe that, during the year ended December 31, 2014, our Supervisory Board, executive officers and 10% shareholders complied with all Section 16(a) requirements applicable to them, other than a Form 4 that was filed untimely for a restricted stock grant to each of Messrs. Scorsone and McCarthy and the equity retainer paid in restricted stock to each of Messrs. Bolch, Flury, Kissel, McVay, Miller, and Underwood and Mses. Fretz and Williams.
EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) is provided to assist our shareholders in understanding the compensation awarded, earned by, or paid to the Company’s executive officers named in the Summary Compensation Table (the “named executive officers”) during 2014. In addition, the CD&A is intended to put into perspective for our shareholders the compensation tables on pages 25 through 29 and the narrative information that accompanies them. Our shareholders should also consider this information in connection with Item 2, the Advisory (Non-Binding) Vote on Executive Compensation, discussed on pages 34 and 35 of this Proxy Statement.

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Our executive compensation structure strongly emphasizes pay for performance and at-risk compensation. The major elements are:

•	Base salary;

•	Annual cash incentives, based on having to meet specific financial and non-financial performance targets;

•	Restricted stock, which aligns our executives’ interests with those of our shareholders in value creation, while also serving retention purposes; and

•	Performance shares, which only have value to the extent specific financial metrics are achieved.
In 2014, 90% of the total target compensation of our Chief Executive Officer was incentive and stock based compensation, and on average was 78% for our other named executive officers. As stated under "Risk Analysis" on page 34, we believe our compensation practices mitigate against excessive risk-taking and are consistent with market practices and the interests of our shareholders.
The first part of this discussion describes the primary objectives of our compensation programs and what they are designed to reward. Following that, we describe the key elements of our compensation and why we have selected those elements of compensation. Finally, we describe how we determine the form, the amount and associated objectives of each compensation element to support our business objectives.
Compensation Objectives, Process and Peer Group
Objectives.    We are committed to increasing shareholder value by profitably growing our business in the global marketplace. Our compensation policies and practices are intended to support this commitment by attracting and retaining employees who can manage this growth and rewarding them for profitably growing the Company and achieving the Company’s other short and long-term business objectives. We especially want to focus our executive officers (and the others in our management team) on improving financial performance over both the short term and long term, while appropriately balancing risk.
We must compete with a wide variety of construction, engineering, heavy industrial, process technology and related firms in order to engage, develop and retain a pool of talented employees. To meet this competition, we compensate our executive officers at competitive pay levels while emphasizing performance-based compensation. Our specific objectives are to have:

•	Programs that will attract new talent and retain key people at a reasonable cost to us;

•	A significant focus on pay for performance;

•	Equity compensation ownership requirements for top managers to motivate value creation for all shareholders;

•	Incentives that emphasize our business objectives of high growth and strong execution without encouraging excessive risk-taking; and

•	Compensation arrangements that can be easily understood by our employees and shareholders.
Setting Our Executive Compensation.    The decisions on compensation parameters for our executive officers are made by the Organization and Compensation Committee. Our management, guided by the above objectives and Committee oversight, makes recommendations to the Organization and Compensation Committee on compensation for executive officers based on those parameters: base salary and the opportunity, metrics and targets of our annual cash incentive compensation and our long-term equity awards. These include recommendations by our Chief Executive Officer on the compensation of his executive officer direct reports. The Organization and Compensation Committee considers these recommendations in executive session . The Organization and Compensation Committee determines the compensation for our Chief Executive Officer.
As part of this process, the Organization and Compensation Committee regularly receives independent advice and recommendations from PM&P, which serves as the Organization and Compensation Committee’s executive compensation consultant. PM&P's role is described in more detail on page 7 under “Compensation Consultants”.
The Organization and Compensation Committee typically reviews base salary, annual incentive compensation opportunities and long-term equity target values for executive officers for the coming year at its regularly scheduled December meeting. Using the findings and conclusions of the Company’s strategic planning process together with assessment of other data, management develops its business plan for the following year. The business plan is then presented to the Supervisory Board generally at its regularly scheduled February meeting in that following year. At its contemporaneous meeting, taking into account the Company’s long-term strategy and annual business plan, the Organization and Compensation Committee reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year, for executive officers. The Organization and Compensation Committee also at its regularly scheduled February meeting reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Organization and Compensation Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.

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Our Targets and Benchmarks.    We do not target a specific mix of pay for our executive officers. We set base salary, annual incentive and long-term incentive compensation opportunities and target total compensation annually, in light of our evaluation of the competitive situation. Concurrent with that process we review pay levels for comparator company executives, and each executive officer’s performance and experience. This process provides guideposts for establishing the mix of pay for our executives, in terms of short-term versus long-term compensation and in terms of cash versus equity compensation. As reflected in the following charts, long-term incentive compensation, which we typically grant in the form of equity-based awards, made up well over 50% of target total compensation for each of our named executive officers in 2014, reinforcing alignment of our executive officers with our shareholders.
We tally target total compensation (base salary plus target annual incentives plus target annual long-term incentive value) for each of our executive officers to confirm that it is appropriate for the position, and make adjustments where appropriate. We target executive officers’ total compensation to be competitive relative to our comparator companies. Executive officers then have the potential through incentive compensation to earn actual total compensation at a level that can be well above or below the peer group median, depending upon performance.
According to data provided to the Committee by PM&P, target total compensation for our named executive officers for 2014 was within the market median range on average (i.e., generally within 10% of the market median). An individual executive’s salary, annual incentive opportunity, and long-term incentive opportunity may be higher or lower relative to the competitive market depending on a variety of factors specific to the position or the incumbent. During 2014, the Supervisory Board approved additional special recognition long-term stock grants for Messrs. McCarthy and Scorsone which we did not include as part of their target total compensation alignment assessment process. These grants are discussed in greater detail under “Special Awards” on page 23.
We also review our benefit package and consider the practices of comparable companies for specific types of benefits. Data provided by PM&P indicates that the nature and value of the benefits we provide are competitive with those offered by our comparator companies.

CEO - BASE SALARY, ANNUAL INCENTIVE COMPENSATION (IC) AND LONG-TERM INCENTIVE COMPENSATION (LTI) AS A PERCENTAGE OF TARGET TOTAL COMPENSATION FOR 2014

10%
Base Salary
14%
Annual IC
76%
LTI

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OTHER NEOS - AVERAGE BASE SALARY, ANNUAL INCENTIVE COMPENSATION (IC) AND LONG-TERM INCENTIVE COMPENSATION (LTI) AS A PERCENTAGE OF TARGET TOTAL COMPENSATION FOR 2014

22%
Base Salary
59%
LTI
19%
Annual IC

Our Comparator Companies.    Using competitive market data provided by PM&P for 2014, we compared our compensation levels for our senior management, including the named executive officers, to compensation for comparable positions at other public companies that have international business operations. A majority of these companies are our direct competitors in the engineering and construction field. Some others of these companies are similar-size manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. At companies larger than ours, we looked at the compensation provided to officers in charge of divisions or operations similar in size and business to us. PM&P’s competitive market data for the comparator companies is subject to a regression analysis that adjusts that data to the size of our Company and the scope of the executives’ responsibilities.

The Organization and Compensation Committee reviews and approves the selection of comparator companies based on their size, business, and presence in our geographic areas. The list of comparator companies that we use may change from year to year based on our Organization and Compensation Committee consultant's recommendations and our Organization and Compensation Committee’s evaluation of those factors. For 2014, we used the following comparator companies:

AECOM Technology Corporation	Halliburton Company
Agco Corporation	Ingersoll-Rand Public Limited Company
Anadarko Petroleum Corporation	Jacobs Engineering Group Inc.
Apache Corporation	KBR, Inc.
Baker Hughes Inc.	Marathon Oil Corporation
Cameron International Corporation	National Oilwell Varco, Inc.
Cummins Inc.	Parker-Hannifin Corporation
Danaher Corporation	Quanta Services, Inc.
Dover Corporation	Stanley Black & Decker, Inc.
Eaton Corporation	Transocean Ltd.
EOG Resources Inc.	URS Corporation
Fluor Corporation	Weatherford International Ltd.
FMC Technologies, Inc.

Elements of Our Compensation
The four key elements of our executive officers’ compensation are:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation; and

•	Benefits.

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Base Salary
Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salaries reflect the executive’s position and role, with some variation for individual factors such as experience and performance. Base salary increases allow executives to be rewarded for individual performance and increased experience based on our evaluation process (described later). Base salary increases for individual performance also reward executives for achieving goals that may not be immediately evident in common financial measurements.
Annual Incentive Compensation
Performance-Based Annual Incentive Compensation.    Performance-based incentive compensation gives our executives an opportunity for cash compensation tied to the annual performance of the Company as well as the individual. Our executives are rewarded for meeting target short-term (annual) corporate goals. The executive officers’ incentive compensation opportunity recognizes their senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.
Our annual Incentive Compensation Program sets the terms for awarding cash incentives to our executive officers (and other management employees). Our shareholders last approved the Incentive Compensation Program at our 2010 annual meeting. In order to comply with certain tax law requirements, this year we are asking our shareholders to approve an amended and restated Incentive Compensation Program. The Incentive Compensation Program and the reasons for seeking shareholder approval are described under "Item 10" on page 38 and the complete plan as amended and restated is attached as Annex A. Our performance-based annual incentive compensation amounts depend on the Company’s performance against predetermined target objectives. As described above, considering the Company’s annual business plan, we typically set these targets annually at the regularly scheduled February meeting of our Organization and Compensation Committee. We describe in more detail below the applicable performance measures and goals for fiscal year awards and why these performance measures and goals are chosen. Incentive compensation can be earned each year and is payable after the end of the year.
Fixed or Special Incentives.    In addition to performance-based incentives, we can pay fixed or special incentives and we may on occasion pay pre-established minimum incentives. We do this when we need to compensate newly-hired executive officers for forfeiture of incentive compensation (or other awards) from their prior employer when they join the Company, or to provide a minimum cash incentive for an executive officer’s first year of employment before his or her efforts are fully reflected in Company performance, or, in similar special circumstances.
Long-Term Equity Incentive Compensation
Because of our focus on pay for performance, various forms of long-term incentive compensation are or may be elements of pay for our executive officers.
Long-Term Incentive Plan.    We grant equity awards to our senior managers (including our executive officers) under our 2008 Long-Term Incentive Plan (“LTIP”). Our shareholders approved the LTIP at our 2008 annual meeting, approved amendments to the LTIP at our 2009 and 2012 annual meetings and again approved the LTIP at our 2014 annual meeting. The LTIP allows us to award long-term compensation in the form of:

•	Performance shares paying out a variable number of shares depending on goal achievement;

•	Performance units which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific goals;

•	Restricted stock shares;

•	Restricted stock units;

•	Nonqualified stock options to purchase shares of Company common stock; and

•	Qualified “incentive" stock options to purchase shares of Company common stock.
We cover later in this CD&A how competitive recruiting conditions and the business cycle affect which form of award is granted and the amount of the award.
Performance Shares.    Performance shares are an award of a variable number of shares. The number of performance shares actually earned and issued to the individual depends on Company performance in meeting prescribed annual goals over a three-year period, consistent with the Company’s strategic plan. Performance shares are granted to vest at 33⅓% per year over a three- year period with the first vesting when achievement of performance goals for the first year of the performance period is certified. Performance shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals serve the same objectives of creating long-term shareholder value as is the case with stock options, with an additional focus on specific financial performance metrics, usually stated as target earnings per share. In addition, performance shares may be less

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dilutive of shareholder interests than options of equivalent economic value. We do not pay dividend equivalents on performance shares except during the period, if any, after the shares have been earned by performance but before they are actually issued.
Although the LTIP allows us to grant performance units payable in cash, we have not done so to date. We believe that payment of performance shares (and indeed all of our long-term incentive compensation) in stock is desirable to give our senior managers (including our executive officers) a continued general alignment with the interests of our shareholders.
Restricted Stock.    Restricted stock represents the right of the participant to vest in shares of stock upon lapse of restrictions. Restricted stock awards are subject to forfeiture during the period of restriction. Restricted stock is granted to vest at 25% per year over a four-year period with the first vesting on the first anniversary of the grant date, with the exception of the 2013 special award noted in column (d) of the Summary Compensation Table on page 25. Depending on the terms of the award, restricted stock may vest over that period of time subject only to the condition that the executive remains an employee (“time vesting”), or may be subject to additional conditions, such as the Company meeting target performance goals (“performance vesting”), or both.
Restricted stock is an incentive for retention and performance of both newly hired and continuing executive officers and other key managers. Unlike options, restricted stock retains some value even if the price declines. Because restricted stock is based on and payable in stock, it serves, like options, to reinforce the alignment of interest between our executives and our shareholders. In addition, because restricted stock has a current value that is forfeited if an executive quits, it provides a significant retention incentive.
Under our LTIP, restricted stock can be either actual shares of stock issued to the participant, subject to transfer restrictions and the possibility of forfeiture until vested (“restricted stock shares”), or it can be a Company promise to transfer the fully vested stock in the future if and when the restrictions lapse (“restricted stock units”). Because of technical tax issues related to the ability to obtain a credit against The Netherlands’ dividends withholding tax on issued but unvested shares, we usually grant restricted stock in the form of restricted stock units.
During the restriction period, dividend equivalents corresponding to the amount of actual dividends, if any, paid on outstanding shares of common stock, are credited and accumulated and paid at the same time and on the same basis as the underlying restricted stock.
Options.    Stock options represent the opportunity to purchase shares of our stock at a fixed price at a future date. Our LTIP requires that the per-share exercise price of our options not be less than the fair market value of a share on the date of grant. (See the discussion on page 25 below regarding how we determine fair market value.) Our LTIP also prohibits re-pricing of options, cancellation of options in exchange for options with an exercise price that is less than the exercise price of the original options, and cancellation of options with an exercise price above the current stock price in exchange for cash or other securities, without shareholder approval. This means that our stock options have value for our executives only if the stock price appreciates from the date the options are granted. This design focuses our executives on increasing the value of our stock over the long term, consistent with shareholders’ interests. Although our LTIP allows us to grant “incentive” stock options, all the options we have granted have been nonqualified stock options.
Prior to 2008, awards of performance shares and restricted stock provided for the grant of nonqualified stock options (“retention options”) upon the vesting of those awards in order to give our senior managers (including our executive officers) an incentive to retain those vested shares. These retention options themselves become vested and exercisable on the seventh anniversary of the date of the retention option grant. However, this vesting and exercisability is accelerated to the third anniversary of the date of the retention option grant if the individual still retains ownership of the shares that vested (apart from shares withheld for taxes or interfamily financial planning transfers) in connection with the related performance share or restricted stock award.
Retention options covered 40% of the number of shares that vest under such grants. This percentage was intended to make the retention option grant significant enough to motivate the retention of the underlying restricted stock or performance shares. It also approximated the percentage of restricted stock or performance shares that were withheld on vesting to pay income taxes. No retention options accompanied the grants of performance and restricted share awards in 2008 or later, and therefore no options have been granted since 2011.
Benefits
In general, we cover executive officers under the benefit programs described below to provide them with the opportunity to save for retirement and to provide a safety net of protection against the loss of income or increase in expense that can result from termination of employment, illness, disability, or death. Apart from change-of-control arrangements, the benefits we offer to our executive officers are generally the same as those we offer to our salaried employees, with some variation based on industry practices.

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Retirement Benefits.
401(k) Plan. We offer eligible employees, including our executive officers, the ability to participate in a 401(k) plan, a broad based tax qualified defined contribution plan. Eligible employees may make pre-tax salary deferrals and Roth 401(k) after-tax contributions under Section 401(k) of the Internal Revenue Code (the "Code"). A Company matching contribution up to 4% of a participating employee's considered earnings is offered. The potential of an additional discretionary Company contribution is also available to eligible employees who meet specific service criteria; no such discretionary Company contribution was made for 2014. Company contributions are allocated to participants' accounts according to the plan formulas. Participants can invest their accounts in any of a selection of investment funds, plus a Company stock fund for eligible employees.
Excess and Deferred Compensation Plans.    The Code limits tax-advantaged benefits for highly compensated employees under the 401(k) Plan in several ways: nondiscrimination rules that restrict their deferrals and matching contributions based on the average deferrals and matching contributions of non-highly compensated employees; limits on the total dollar amount of additional contributions for any employee; limits on the total annual amount of elective deferrals; and a limit on the considered earnings used to determine benefits under the 401(k) Plan.
We maintain an excess benefit plan (the “Excess Plan”) to provide retirement benefits for our senior managers (including our executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. Therefore, we contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to the participants’ 401(k) Plan accounts but for the Code limitations, and the contributions by the Company actually made to their 401(k) Plan accounts. We make contributions for the Excess Plan to a so-called rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan. Participants can invest their accounts in any of a selection of mutual funds offered under the Excess Plan.
We also maintain a deferred compensation plan (the “Deferred Compensation Plan”). This allows our senior managers (including our executive officers) to defer part of their salary and part or all of their cash incentive compensation. These deferrals are paid upon retirement or other termination of employment or other scheduled events as elected by the participant. These deferrals are also held in a rabbi trust. Earnings on these deferrals are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan and the Excess Plan.
We do not have any defined benefit, actuarial or supplemental executive retirement plans (“SERPs”) for our executive officers or any other U.S. salaried employees.
Change of Control Severance Agreements.
We have change of control severance agreements with our Chief Executive Officer and his executive officer direct reports. These agreements are intended to assure the retention and performance of executives if a change of control of the Company is pending or threatened. These agreements are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are consistent with general industry best practices. We describe these agreements in detail beginning on page 29.
Employee Stock Purchase Plan.
We maintain an employee stock purchase plan (the “Stock Purchase Plan”) intended to qualify under Section 423 of the Code. The Company adopted the Stock Purchase Plan to give eligible employees the opportunity to buy Company stock in a tax-effective manner and thus help align their interests with those of our shareholders generally. Under the Stock Purchase Plan, employees, including executive officers, electing to participate are granted an option to purchase shares on a specified future date. The purchase price is 85% of the fair market value of such shares on the date of purchase. During specified periods preceding the purchase date, each participating employee can designate up to 8% of pay (up to a limit of $25,000 per calendar year) to be withheld and used to purchase as many shares as such funds allow at the discounted purchase price.
Other Benefits.
Our executive officers receive other benefits that we provide to our salaried employees generally. These are:

•	Medical benefits (including post-retirement medical benefits for eligible employees who retire);

•	Group term life insurance; and

•	Short-term and long-term disability protection.

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We also provide miscellaneous personal benefits to our senior managers (including our executive officers). These may include:

•	Leased automobiles or automobile allowance, which facilitate travel on Company business;

•	Club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders;

•	Annual physical examinations, to promote good health;

•	Services to provide effective tax and financial planning; and

•	Travel and temporary housing expenses to those who have relocated in connection with their employment.
We authorize limited personal use of corporate aircraft for our Chief Executive Officer in order to minimize his time away from the office and protect his personal security. He is not required to reimburse us for such use, but is required to pay the associated income taxes. We do not reimburse or gross up any such taxes. Supervisory Board members and executive officers are allowed limited business use of the corporate aircraft per policy.
Termination of employment by “retirement” entitles our eligible employees, including our executive officers, to post-retirement vesting in certain incentive compensation and equity awards plus an extended time to exercise stock options, subject to the schedule set forth in the particular award and/or approval of the Organization and Compensation Committee. Termination of employment by “retirement” also entitles our eligible employees hired before January 1, 2011 to certain post-retirement medical benefits under our current retiree medical plan. Retirement does not entitle our employees to any additional pension or other actuarial plan benefits, such as SERPs (we have no such plans), nor to additional contributions or vesting under a 401(k) Plan.
DETERMINING THE FORM AND AMOUNT OF COMPENSATION
ELEMENTS TO MEET OUR COMPENSATION OBJECTIVES
Base Salaries
We target base salaries for our senior managers, including our executive officers, generally within 10% of the market median of salaries for comparable officer positions. The Organization and Compensation Committee sets the salaries of our executive officers above or below that target based on differences in individual performance, experience and knowledge, and our comparison of the responsibilities and importance of the position with us to the responsibilities and importance of similar positions at comparator companies. We also consider internal equity within our Company and, when reviewing salary of current officers, their current compensation from the Company.
In evaluating performance, we consider the executive’s efforts in promoting our values, including, for example, safety; continuing educational and management training; improving quality; developing strong relationships with clients, suppliers and employees; and demonstrating leadership abilities among coworkers, among other goals.
Incentive Compensation
Annual Incentive Compensation. We target a market median annual incentive compensation opportunity generally. For 2014, a target incentive compensation amount was established for each named executive officer as a percentage of his or her base salary. This target was determined after consideration of target incentive compensation among our comparator companies. The 2014 performance measures for annual incentive compensation amounts for senior managers generally (including our named executive officers) were set and communicated to the executives in February 2014, based on our annual operating plan, after discussion and analysis of the Company’s business plans, including our principal operating groups, and approval by the Supervisory Board. Payment of incentive compensation is based on attaining specific corporate-wide financial and/or non-financial performance measures approved by the Organization and Compensation Committee.
For 2014, the potential incentive compensation award for our executive officers and our participating senior managers was determined by target levels and relative weighting of a matrix of performance measures. The performance measures and weighting are selected by the Organization and Compensation Committee to incentivize the accomplishment of key elements of the Company’s business plan for the year (and therefore may change from year to year), and the targets for the performance goals reflect performance that is expected to be achievable according to the plan. Measures and targets for incentive compensation in 2014 address the importance of fully integrating the acquired organization for long-term delivery of shareholder returns through cost savings and consistency of execution. The degree to which the various measures are accomplished, times the percentage relative weighting of that measure, establishes a percentage, ranging from 0% to 200% (250% in the case of the EPS measure) of the individual’s target incentive compensation (established as a percentage of salary) that may be paid as incentive compensation. However, the maximum available incentive compensation for our executive officers is limited to 200% of the individual’s target incentive compensation. For 2014, those measures and targets, and their actual achievements, were as follows:

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•
Adjusted earnings per share (earnings per share excluding merger and acquisition costs ("Adjusted EPS")), constituting 40% of the weighting, with goals of $4.18 per share minimum (0%), $5.00 target (100%), and $5.65 maximum (250%), achieved at a level of $5.21/share for a contribution of 59%;

•
Revenue, constituting 20% of the weighting, with goals of $12.0 billion minimum (0%), $12.6 billion target (100%), and $13.2 billion maximum (200%), achieved at a level of $13.0 billion for a contribution of 33%;

•
Ethics (measured by unresolved exceptions) constituting 10% of the weighting, with goals of any unresolved exceptions (0%), and no unresolved exceptions (100%), achieved at the level of no unresolved exceptions for a contribution of 10%;

•
Acquisition integration (measured by cost synergies and by policy and process implementation metrics, each constituting 10% of the weighting), with a cost synergies metric (measured by cost savings) of $30.0 million minimum (0%), $40.0 million target (100%) and $50.0 million maximum (200%), and a policy and process implementation metric of 4.16 minimum (0%), 4.45 target (100%) and 4.75 maximum (200%), achieved at levels of $85.0 million and 4.69, respectively, for a contribution of 38%; and

•
Safety (measured by lost workday rate and recordables rates, each constituting 5% of the weighting), with goals for lost workday rate of more than 0.06 minimum (0%), 0.06 target (100%), and 0.03 maximum (200%) and a recordables rate of more than 0.40 minimum (0%), 0.40 target (100%) and 0.27 maximum (200%), achieved at levels of 0.03 and 0.26, respectively, for a contribution of 20%.

The overall weighted achievement percentage of 160%, times the target incentive as a percentage of salary, times base salary, yields the dollar figures for each named executive officer shown in column (g) of the Summary Compensation Table on page 25.
Discretion.    Our Organization and Compensation Committee may reduce, but not increase, incentive awards to our executive officers notwithstanding the achievement of specific performance targets. In deciding whether or not to reduce incentive awards and in what amount, the Organization and Compensation Committee may consider, among other things, the Company’s performance in areas not reflected in the stated performance measures, and the officer’s individual performance in light of individual goals and objectives. The Organization and Compensation Committee did not exercise this discretion respecting any named executive officers for 2014.
Long-Term Incentive Awards
Our Objectives.    In keeping with our commitment to provide a total compensation package that favors equity components of pay, long-term incentives traditionally have comprised a significant portion of an executive’s total compensation package. Our objective is to provide executives, when targets are achieved, with long-term incentive award opportunities that are at about the 60th percentile of our comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders.
Our Procedures.    We generally make our long-term incentive awards at the regularly scheduled meeting of our Organization and Compensation Committee in February of each year. By this time, we have our results for the previous year and our annual operating plan for the current year and we are able to set targets and goals for any performance-based awards we may grant. Making our long-term incentive awards early in the year lets our executives know what the criteria are for any performance-based long-term incentive awards so they can keep those goals in mind going forward.
Selecting the Type of Award(s).    Our long-term incentive awards emphasize performance share grants and restricted stock units instead of options. The use of full value shares emphasizes creating long-term shareholder value, reducing shareholder dilution compared to options, effectively managing the financial cost of equity incentives, providing targeted performance incentives (through performance shares) and providing appropriate retention incentives. The actual choice among options, performance shares and restricted stock depends on business conditions and the competitive market for executive talent. These are subject to change periodically, and consequently so is the form of our long-term incentive awards.
In 2014, our long-term incentive awards for senior officers were a combination of restricted stock and performance shares. The restricted stock vests 25% per year over a four-year period. The performance shares vest 33 1/3% per year over a three-year period provided performance targets are met. The performance share targets depend upon meeting prescribed annual goals over a three-year period. The combination of awards is structured to provide a meaningful retention incentive while giving management both downside risk and upside potential respecting their awards. For 2014, the awards for Mr. Asherman, in light of his overall responsibility for the Company and to put more of his total compensation at risk based on specific performance factors beyond the stock price, were structured to provide 70% in value in the form of performance shares and 30% in the form of restricted stock. For Mr. Asherman’s direct executive officer reports, the awards were structured to provide 60% in performance shares and 40% in restricted stock; and for other senior management, 50% in performance shares and 50% in restricted stock. These awards for 2014 are shown in column (e) of the Summary Compensation Table on page 25; and the same awards for 2014 are shown in more detail in the Grants of Plan-Based Awards Table on page 26.

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Determining the Amount of Award(s).    When awarding long-term incentives, we consider each executive officer’s levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at our comparator companies. Applying these factors to our benchmark gives us a target dollar value for executive officer long-term incentive awards. These awards are recommended and approved in the form of this target dollar value. Upon approval of this value and the vehicle for the award by our Organization and Compensation Committee, this dollar value is converted into a number of shares (or options, depending on the form of the award) based on the closing price of the Company’s stock on the date of the Organization and Compensation Committee meeting which approves the award. This conversion is made through pricing models developed and applied in consultation with our compensation consultants. It gives us a number of shares (or options), subject to rounding, that makes the fair market value of the award equal to the approved dollar amount.
The pricing model we use for this conversion is a Black-Scholes model for stock options, or similar pricing model for other types of awards. The model and the assumptions for the model may differ from those used to determine the grant date fair market value of the award under FASB ASC Topic 718, which is the value reported in the tables on pages 25 through 32. For our grants of restricted stock for February 2014, taking into account the advice of our compensation consultants, we applied an economic value of $75.95/share to convert the dollar amount of the pro forma awards to stock. This was derived by discounting the grant date closing price of $79.86/share to reflect the risk of forfeiture. For our grants of performance shares we applied an economic value of $74.01/share to convert the dollar amount of the pro forma awards to stock to reflect the risk of forfeiture and risk of performance. The specific grants for our named executive officers are shown in the Grants of Plan-Based Awards Table on page 26, giving the number of shares and the value in dollars.
Results.    As noted above, performance shares vest over a three-year period at 33 1/3% per year provided the three-year performance targets are met. For minimum performance, 50% of the number of shares vest (below this minimum, no shares vest), for target performance, 100% of the number of shares vest, and for maximum performance, up to 200% of the number of shares vest. The performance measure is Adjusted EPS, which for 2014 was achieved at $5.21/share. For the performance shares granted in 2012, the $5.21/share Adjusted EPS exceeded the EPS target for maximum performance ($3.45/share) resulting in vesting, based on 2014 performance, of 200% of target shares. For the performance shares granted in 2013, the $5.21/share Adjusted EPS exceeded the EPS target for maximum performance ($4.55/share) resulting in vesting, based on 2014 performance, of 200% of target shares. For the performance shares granted in 2014, the $5.21/share Adjusted EPS exceeded the Adjusted EPS target for target performance ($5.00/share) resulting in vesting, based on 2014 performance, of 132% of target shares.
Determining Option Timing and Exercise Price.    As discussed above, our LTIP requires that the exercise price for any option must be at least equal to 100% of the fair market value of a share on the date the option is granted. It specifies that the date an option is granted is the day on which the Organization and Compensation Committee acts to award a specific number of shares to a participant at a specific exercise price. In addition, the LTIP stipulates that fair market value is the closing sale price of shares of Company common stock on the principal securities exchange on which they are traded. We follow these requirements in setting the exercise price, which is therefore the grant date closing price.
Special Awards.   The Supervisory Board has the authority to make special incentive awards outside the normal annual program, typically in order to recognize extraordinary contributions to the Company and its shareholders.
The Supervisory Board made special long-term restricted stock awards in 2014 to four key employees, including Messrs. McCarthy and Scorsone, in recognition of their particular importance to our operations and success. We believe these awards are justified by, among other reasons, the exceptional strategic contribution made to the Company by the Technology and Fabrication Services operating groups of which Messrs. McCarthy and Scorsone are President, respectively; the technical and specialized nature of their business; and more than 40 and 35 years, respectively, of experience with CB&I and its predecessors.
CEO Special Award January 2015. The Supervisory Board also approved a special four-year equity grant of 173,655 shares (75% of which are performance shares at target, measured by relative total shareholder return (RTSR), and 25% of which are restricted stock units) under the LTIP to our Chief Executive Officer, Mr. Asherman, on January 21, 2015. The Supervisory Board approved this special award in addition to our normal annual grants for Mr. Asherman in support of our succession planning efforts and associated expectations in the period immediately preceding his retirement, which is expected to be in February 2019. There are no additional special incentives contemplated to address this period and during this period Mr. Asherman will continue to participate in the compensation plans in which he currently participates. This equity grant is not reflected in the Summary Compensation Table on page 25 or the Grants of Plan-Based Awards Table on page 26 as this grant was made in 2015.

The Supervisory Board believes that the design of the award through 2018 will help ensure stability through a key transition period, provide an enhanced performance-based incentive for our Chief Executive Officer over that period that is tied to shareholder interests, and will help ensure the sustainability of Mr. Asherman's multi-year track record of profitable growth and shareholder value creation into the future. The Supervisory Board retains the discretion to accelerate Mr. Asherman's retirement in the event a successor, prior to February 2019, is determined by the Supervisory Board to be in the best interest of the Company.

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Other Matters
Clawback or Recovery of Payments.    We adopted a formal policy for recovering, at the direction of the Organization and Compensation Committee in its sole discretion, all or any portion of incentive payments (or in the case of a stock award, the value realized by sale of the stock) that are negatively affected by any restatement of the Company’s financial statements as a result of misconduct or fraud. For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an award is required by law, and any other circumstance where the Organization and Compensation Committee determines in its sole discretion that the individual (i) personally and knowingly engaged in practices that materially contributed to material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company. Requirements of law include Section 304 of the Sarbanes-Oxley Act, under which, if the Company’s financials must be restated as a result of misconduct, then our Chief Executive Officer and Chief Financial Officer must repay incentive compensation, equity based compensation, and stock sale profits if received during the 12-month period following the initial filing of the financial statements that required restatement.
Tax, Accounting and Regulatory Considerations.    We take tax, accounting and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. We want to pay compensation in the most tax-effective manner reasonably possible and therefore take tax considerations into account. As discussed above under “Elements of our Compensation,” our decision to provide restricted stock in the form of restricted stock units rather than restricted stock shares is based on the interplay between The Netherlands taxes and applicable tax credits.
We also consider the requirements of Sections 162(m) and 409A of the Code. Section 162(m) provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the Chief Executive Officer and each of the three-highest paid executive officers other than the Chief Financial Officer) will not be deductible for purposes of U.S. corporate income taxes unless it is “performance-based” compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program and LTIP are designed in a form so that eligible performance-based payments under those plans can qualify as deductible performance-based compensation. Since we want to promote, recognize and reward performance which increases shareholder value, we rely heavily on performance-based compensation programs which will normally meet the requirements for “performance-based” compensation under Section 162(m). However, we pay compensation that does not satisfy the requirements of Section 162(m) where we believe that it is in the best overall interests of the Company.
Section 409A provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest unless it is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program, LTIP, Deferred Compensation Plan, Excess Plan, and change of control severance agreements have been reviewed and revised to conform to these requirements.
Stock Ownership Guidelines.    We maintain stock ownership guidelines for our executive officers requiring that they hold certain amounts of our stock. They are:

Chief Executive Officer	Five times base salary
Executive Vice Presidents	Three times base salary
Vice Presidents	One times base salary
Based on industry practice, there is a specified five-year period for our executives to meet the stock ownership targets from the date of appointment to the executive position, with periodic progress reporting to the Organization and Compensation Committee. As of December 31, 2014, all named executive officers met our stock ownership guidelines. Our insider trading and anti-hedging policy prohibits employees and directors from engaging in any short-term speculative trading in our stock, as well as hedging and other derivative transactions with respect to our stock.
Advisory (Non-binding) Vote on Executive Compensation in 2014.    We have considered the results of the most recent shareholder advisory vote on executive compensation. In light of the strong approval of our executive compensation practices we plan to continue the compensation policies and procedures supported by our shareholders.

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EXECUTIVE OFFICER COMPENSATION TABLES
The following tables summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2014. We have not entered into any employment agreements with any of the named executive officers. The performance-based conditions and criteria for determining amounts payable with respect to our non-equity incentive compensation plan are described above on pages 21 to 24.
SUMMARY COMPENSATION TABLE

Name & Principal Position(a)	Year (b)	Salary ($) (c)	Bonus(3) ($) (d)	Stock Awards(1) ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation(2) ($) (i)	Total ($) (j)
Philip K. Asherman,	2014	$1,202,308	$—	$9,637,106	$2,688,000	$751,426	$14,278,840
President and Chief	2013	$1,208,269	$2,000,000	$8,438,590	$2,528,064	$530,335	$14,705,258
Executive Officer	2012	$985,000	$500,000	$4,979,482	$2,093,125	$667,171	$9,224,778
Ronald A. Ballschmiede (5)	2014	$600,001	$—	$2,242,868	$816,000	$110,117	$3,768,986
Executive Vice President and	2013	$576,916	$—	$1,976,989	$818,938	$133,352	$3,506,195
Chief Financial Officer	2012	$550,220	$250,000	$1,324,427	$748,299	$160,454	$3,033,400
Daniel M. McCarthy,	2014	$600,001	$—	$3,601,951	$816,000	$108,030	$5,125,982
Executive Vice President and	2013	$602,100	$—	$1,534,056	$775,200	$151,234	$3,062,590
President Technology	2012	$545,421	$—	$1,361,784	$788,133	$199,626	$2,894,964
Luke V. Scorsone,	2014	$650,000	$—	$3,601,951	$884,000	$186,408	$5,322,359
Executive Vice President and	2013	$659,011	$—	$1,188,298	$824,980	$213,198	$2,885,487
President Fabrication Services	2012	$414,481	$—	$745,679	$448,968	$92,511	$1,701,639
Patrick K. Mullen,	2014	$613,461	$—	$1,708,844	$829,600	$90,947	$3,242,852
Executive Vice President and
President Engineering, Construction and Maintenance (4)

(1)
The amounts in column (e) represent the aggregate grant date fair market value of equity awards under the LTIP, each computed in accordance with FASB ASC Topic 718, for the fiscal years ended December 31, 2014, 2013, and 2012 (where applicable). Assumptions for the calculation of amounts in column (e) are included in note 15 to the Company’s audited financial statements for the year ended December 31, 2014, filed with the SEC on February 25, 2015. For the current year, these awards are also reflected in the Grants of Plan-Based Awards Table on page 26. The performance share grants included in column (e) may vest between 0% and 200% depending on performance, as explained in note (2) to the Grants of Plan-Based Awards Table.

(2)
All other compensation reported for 2014 represents personal benefits, contributions by us to our 401(k) Plan and Excess Plan, whether vested or unvested, and life insurance premiums for the benefit of the executive. The amount of contributions to the 401(k) Plan and Excess Plan, respectively, whether vested or unvested, contributed or currently expected to be contributed with respect to compensation earned in 2014 for each named executive officer are as follows: Philip K. Asherman, $10,400, $138,815; Ronald A. Ballschmiede, $10,400, $46,358; Daniel M. McCarthy, $10,400, $44,608; Luke V. Scorsone, $10,400, $48,599; and Patrick K. Mullen $10,400, $35,875. Personal benefits consisted of Company leased vehicles or allowances for vehicles and vehicle maintenance, club membership fees, financial planning assistance, physicals for the executive and his or her spouse, relocation expenses, and personal air travel by our Chief Executive Officer, all of which are valued at the actual cost charged to or incremental cost borne by us. Personal benefits in excess of the greater of $25,000 or 10% of the total amount of personal benefits for such executive officer include: Mr. Asherman's personal use of corporate aircraft, which is reviewed and approved annually by the Supervisory Board, and authorized for security purposes and to minimize personal time away from the office, $518,305; and Mr. Scorsone, relocation expenses $65,428. Mr. Asherman is a member of the Supervisory Board but receives no additional compensation for being a member of the Supervisory Board.

(3)	The 2013 special bonus was awarded on February 20, 2014, payable in restricted stock units vesting 33⅓% per year based on the closing price of the stock on February 20, 2014.

(4)	Mr. Mullen first became a named executive officer in 2014.

(5)	On March 12, 2015, CB&I announced Mr. Ballschmiede’s retirement from his position as Executive Vice President and Chief Financial Officer.

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GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (i)	All Other Stock Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
Name(a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Philip K.
Asherman	2/20/2014	$—	$1,680,000	$3,360,000	42,564	85,128	170,256	35,547	—	$—	$9,637,106
Ronald A.
Ballschmiede	2/20/2014	$—	$510,000	$1,020,000	8,513	17,026	34,052	11,059	—	$—	$2,242,868
Daniel M.
McCarthy	2/20/2014	$—	$510,000	$1,020,000	6,081	12,161	24,322	7,899	—	$—	$1,601,992
	3/19/2014	$—	$—	$—	—	—	—	23,145	—	$—	$1,999,959
Luke V.
Scorsone	2/20/2014	$—	$552,500	$1,105,000	6,081	12,161	24,322	7,899	—	$—	$1,601,992
	3/19/2014	$—	$—	$—	—	—	—	23,145	—	$—	$1,999,959
Patrick K.
Mullen	2/20/2014	$—	$518,500	$1,037,000	6,486	12,972	25,944	8,426	—	$—	$1,708,844

(1)
Awards under the Incentive Compensation Program establish threshold (minimum) performance targets, as explained on pages 21 and 22. However, no incentive compensation is paid for mere threshold (minimum) achievement. Incentive compensation becomes payable only to the extent the thresholds are exceeded. The amount payable for target achievement is shown in column (d). The amount shown in column (e) is the maximum of 200% of such target amount. These amounts are based on the individual’s current salary and position. The actual payments resulting from these awards for 2014 are shown in column (g) of the Summary Compensation Table.

(2)
The amounts shown in column (f) reflect the minimum stock awards of performance shares under our LTIP which is 50% of the target award shown in column (g). The amount shown in column (h) is 200% of such target award. Performance shares vest 33 1/3% per year based on earnings per share targets for the preceding year as of the end of the applicable performance period. The grant date fair market value of these awards for 2014 is also included in column (e) of the Summary Compensation Table. The actual stock awards for 2014, based on 2014 performance for these awards plus performance stock awards granted in 2013 and 2012, are discussed on pages 22 and 23.

(3)
These awards are restricted stock units made under our LTIP. The awards granted on February 20, 2014 vest 25% per year over four years on the anniversaries of the grant date, while the special restricted stock awards granted on March 19, 2014 to Messrs. McCarthy and Scorsone (discussed on page 23) and included in this column vest 100% on the third anniversary of the grant date. If dividends are paid on shares, participants are paid as compensation at the same time and on the same basis as the underlying restricted stock vests at an amount equal to accumulated dividends. The grant date fair market value of these awards is also included in column (e) of the Summary Compensation Table.

(4)	The grant date fair market values of stock awards are computed in accordance with FASB ASC Topic 718.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)				Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Philip K. Asherman	9,990		$30.510	2/21/2017	11,763	(2)	$493,811	26,361	(8)	$1,106,635
	9,136		$29.610	2/28/2017	16,509	(3)	$693,048	70,777	(9)	$2,971,218
	9,991		$45.310	2/21/2018	33,249	(4)	$1,395,793	85,128	(10)	$3,573,673
	4,356		$45.360	2/22/2018	35,547	(5)	$1,492,263
	17,473		$47.000	2/27/2018	25,044	(6)	$1,051,347
	13,271		$9.280	12/5/2018
	160,757		$8.190	2/20/2019
	9,991		$8.190	2/21/2019
	4,356		$8.190	2/22/2019
	9,991		$22.100	2/21/2020
	7,995		$22.280	2/22/2020
	4,356		$22.280	2/22/2020
	4,356		$33.630	2/22/2021
Ronald A. Ballschmiede	4,430		$30.510	2/21/2017	3,812	(2)	$160,028	6,026	(8)	$252,971
	4,430		$45.310	2/21/2018	5,870	(3)	$246,423	14,364	(9)	$603,001
	1,270		$45.360	2/22/2018	10,497	(4)	$440,664	17,026	(10)	$714,751
	3,790		$47.000	2/27/2018	11,059	(5)	$464,257
	12,110		$9.280	12/5/2018
	68,006		$8.190	2/20/2019
	4,430		$8.190	2/21/2019
	1,270		$8.190	2/22/2019
	4,430		$22.100	2/21/2020
	2,332		$22.280	2/22/2020
	1,270		$22.280	2/22/2020
	1,270		$33.630	2/22/2021
Daniel M. McCarthy	32,320		$8.190	2/20/2019	2,455	(2)	$103,061	6,196	(8)	$260,108
					6,036	(3)	$253,391	11,146	(9)	$467,909
					8,145	(4)	$341,927	12,161	(10)	$510,519
					7,899	(5)	$331,600
					23,145	(7)	$971,627
Luke V. Scorsone		545	$33.630	2/22/2021	2,179	(2)	$91,474	2,835	(8)	$119,013
					4,142	(3)	$173,881	8,634	(9)	$362,455
					6,309	(4)	$264,852	12,161	(10)	$510,519
					7,899	(5)	$331,600
		`			23,145	(7)	$971,627
Patrick K. Mullen					908	(2)	$38,118	1,013	(8)	$42,526
					1,480	(3)	$62,130	8,431	(9)	$353,933
					6,161	(4)	$258,639	12,972	(10)	$544,565
					8,426	(5)	$353,723

(1)
Options granted December 5, 2008 and expiring December 5, 2018, and options granted February 20, 2009 and expiring February 20, 2019, vested in two 50% installments on the first and second anniversaries of the respective grant date. All other options are “retention options” that vest on the seventh anniversary of the grant of the option, but may vest on the third anniversary of the grant if the holder has held continuously until such date shares awarded as performance shares or granted as restricted shares or units for which restrictions have lapsed.

(2)	Restricted stock awarded 2/17/11 is scheduled to vest ratably each year through 2/17/15.

27 | (REV 13)

(3)	Restricted stock awarded 2/16/12 is scheduled to vest ratably each year through 2/16/16.

(4)	Restricted stock awarded 2/21/13 is scheduled to vest ratably each year through 2/21/17.

(5)	Restricted stock awarded 2/20/14 is scheduled to vest ratably each year through 2/20/18.

(6)
Restricted stock awarded 2/20/14 is scheduled to vest ratably each year through 2/20/17. This stock was awarded as a bonus for 2013 and is reported for 2013 in column (d) of the Summary Compensation Table on page 25.

(7)	Restricted stock awarded 3/19/14 is scheduled to vest 100% on 3/19/17 if the individual is still in our employment on that date.

(8)	Performance shares awarded 2/16/12 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(9)	Performance shares awarded 2/21/13 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(10)	Performance shares awarded 2/20/14 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.
OPTION EXERCISES AND STOCK VESTED
The following table includes information with respect to restricted stock and performance share vesting, and options exercised, by the named executive officers in 2014.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Philip K. Asherman	17,757	$1,167,900	50,131	(1)	$3,988,909
			161,042	(2)	$6,710,620
Ronald A. Ballschmiede	—	$—	16,193	(1)	$1,288,385
			33,924	(2)	$1,413,613
Daniel M. McCarthy	—	$—	11,440	(1)	$909,643
			28,900	(2)	$1,204,263
Luke V. Scorsone	17,472	$900,433	9,326	(1)	$741,751
			19,666	(2)	$819,482
Patrick K. Mullen	—	$—	5,188	(1)	$412,321
			16,177	(2)	$674,096

(1)	Restricted stock vesting in 2014.

(2)	Performance shares earned in 2014.

NONQUALIFIED DEFERRED COMPENSATION
We adopted the Excess Plan to provide retirement benefits for our eligible employees (including executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. We contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to participants’ 401(k) Plan accounts but for the Code limitations, and the contributions actually made to participants’ 401(k) Plan accounts. Contributions to the Excess Plan are paid into a rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives can change the election of investments at any time without restriction. At the time an executive becomes a participant, he or she elects whether distribution will occur on a designated date, or upon termination of employment or a designated date thereafter. Executives are not permitted to make contributions to the Excess Plan.
We have also adopted the Deferred Compensation Plan. Contributions to the Deferred Compensation Plan are paid into a rabbi trust. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan and the Excess Plan. Executives make contributions to the Deferred Compensation Plan at the time they are paid compensation. Executives can change the election of investments at any time without restriction.
The following table summarizes certain nonqualified deferred compensation contributions made or currently planned to be made for 2014 pursuant to our Excess Plan. No named executive officers contributed to the Deferred Compensation Plan in 2014.

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Name(a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Philip K. Asherman	$—	$138,815	$156	$—	$1,618,171
Ronald A. Ballschmiede	$—	$46,358	$38,202	$—	$720,727
Daniel M. McCarthy	$—	$44,608	$32,304	$—	$572,820
Luke V. Scorsone	$—	$48,599	$31	$—	$324,086
Patrick K. Mullen	$—	$35,875	$8,853	$—	$167,985
All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table for the last completed fiscal year. Amounts in the “Aggregate Balance” column that represent past contributions have been reported in the Summary Compensation Tables of our proxy statements in prior years. No amounts reported as earnings have been reported as compensation to the named executive officer.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Vesting or Payment of Benefits, Absent a Change of Control
Incentive Compensation Program.    Compensation under the Incentive Compensation Program may be payable in part, and equity awards under the LTIP may continue to vest, on certain terminations of employment. Generally, no incentive compensation is paid if employment terminates before the last day of the incentive compensation year. However, pro rata annual incentive compensation, based on the time the executive officer is actually employed during the incentive compensation year, may be payable if termination of employment occurs by retirement, death or disability. “Retirement” for this purpose is a termination of employment after age 65, or after 30 years of service, or after age 55 with 10 years of service.
LTIP.    Generally awards under the LTIP are forfeited if employment terminates before the vesting date provided in the applicable award agreement. However, the award agreements provide that upon termination of employment for death, retirement, disability or dismissal for the convenience of the Company (other than an involuntary termination of employment for willful misconduct or gross negligence as it may be determined by the Organization and Compensation Committee) any unvested options will continue to vest and be exercisable for a period of up to five years after the date of termination or ten years after the date of grant, whichever is earlier, and any unvested restricted stock awards will immediately vest. In order to encourage a long-term decision making perspective for senior management approaching retirement, performance shares provide that if termination is a result of death, disability or retirement, any performance shares that would vest for performance in any of the following years will also vest if performance metrics are met for the respective year. If the termination is a dismissal for the convenience of the Company, performance shares that would vest related to the year of termination will vest if performance metrics are met for that year, but performance shares that relate to any later year are forfeited regardless of performance. If the retirement, death, disability or dismissal for the convenience of the Company of an executive officer occurred on the last business day of 2014, the number of options and shares of restricted stock that would continue to vest would be the same as the number of unexercisable options and the number of shares that have not vested shown in columns (c) and (g) and (h) (as applicable) of the Outstanding Equity Awards at Fiscal Year-End Table above.
Nonqualified Deferred Compensation Plan.    To the extent elected by the executive, vested nonqualified deferred compensation would be payable upon any termination of employment up to the vested amount of the aggregate account balance as shown in column (f) of the Nonqualified Deferred Compensation Table above.
Broad-Based Benefit Arrangements.    The Company also provides death and disability benefits, 401(k) plan benefits, and medical benefits under broad-based plans that do not discriminate in scope, terms or operation in favor of its executive officers and that are available generally to all eligible U.S. salaried employees. Prior to January 1, 2009, termination of employment by retirement as defined in the applicable plan entitled our employees (including our named executive officers) to post-retirement medical benefits. Effective January 1, 2009, for employees (including executive officers) hired on or after that date but before January 1, 2011, we revised our retiree medical plan to eliminate post-retirement medical benefits after age 65. Effective January 1, 2011, for employees (including executive officers) hired on or after that date, no post-retirement medical benefits (pre-65 or post-65) are provided.

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Change of Control and Severance Benefits for Named Executive Officers
Severance Benefits.    We have no general severance benefit plans covering named executive officers. Depending on the circumstances we may enter into specific separation agreements with executive officers (or others) who leave the Company.
Change of Control Agreements.    As of December 31, 2014, we had change of control severance agreements (“Agreements”) with our Chief Executive Officer and all of his executive officer direct reports. These Agreements are substantially identical except that there is no tax gross-up for Agreements executed after May 2008 (See Special Payments Relating to a Change of Control). These Agreements are intended to assure the retention and performance of executives if a “change of control” of the Company is pending or threatened, to reduce the distraction of our executives that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company and to provide the executive with compensation and benefits following a change of control that are competitive with those of similarly situated corporations.
Each Agreement provides for acceleration and payment of certain previously awarded benefits upon a change of control of the Company and certain additional benefits upon the executive’s termination of employment by the Company without “cause,” or by the executive with “good reason,” within a three-year period following the change of control. This period is set at three years to avoid giving the post-change Company a financial incentive to avoid severance obligations by keeping the executive employed in an unproductive capacity until his or her entitlement to those benefits expires. The Agreements also address termination within that period by the Company for cause, by the executive other than for good reason, or upon death or disability.
Under the Agreements, “change of control” generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 75% of Chicago Bridge & Iron Company (“Chicago Bridge”), or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). The Agreements use a 25% threshold to define a change of control because the stock ownership of the Company is fairly widely distributed, and a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.
Accelerated Vesting and Payment of Deferred Benefits Upon a Change of Control.    The Agreements do not provide “single trigger” benefits payable solely by reason of a change of control. However, they do provide for accelerated vesting and payment of certain previously awarded benefits. These are minimum pro-rata target incentive compensation, vesting in options, restricted shares and performance shares, and (if the change of control also meets the conditions of Section 409A of the Code for accelerated payment of deferred compensation), vesting and an immediate lump sum cash payment of all deferred compensation and of the value of all performance shares assuming achievement of target performance goals. The provisions for accelerated vesting and payment of deferred benefits are intended to avoid the risk of potential non-payment by the post-change Company, and to reflect that, depending on the post-change circumstances of the Company, it may be difficult, impossible or meaningless to apply pre-change targets for performance-based compensation. The applicable amounts of these benefits and the other benefits described here are shown in the tables below for each current named executive officer.
Benefits Payable or Provided upon a Change of Control and Termination Without Cause or For Good Reason.    The Agreements do not provide “modified single trigger” benefits that would allow an executive to leave for any reason and still receive the change-of-control severance benefit package. However, the Agreements provide “double trigger” benefits upon termination of employment by the Company without cause or by the executive for good reason during the three-year period following a change of control. In those events, the executive will be entitled to a lump sum payment of three times the sum of his or her annual minimum base salary plus minimum annual incentive compensation (which is at least equal to target incentive compensation). The factor of three is intended to cover the period that it might take a senior executive to find comparable employment. In addition, the promise of change of control severance benefits in these events is intended generally to supply adequate and sufficient consideration for the executive’s non-competition obligations described below. The executive will also be entitled to a payment of pro-rata minimum incentive compensation for the year of termination, payment of deferred compensation (to the extent not paid upon the change of control), continuation for him or her and his or her dependents of medical and other benefits for a three-year period after termination of employment, payment of the amount (if any) of 401(k) Plan benefits forfeited upon termination of employment and to receive Company-provided outplacement services. Benefit continuation for a three-year period is intended to cover the period that it might take a senior executive to find employment providing comparable benefits and to cushion the executive and his or her family against the possibility that no subsequent employment would provide comparable benefits. The executive has no duty to mitigate these benefits by seeking subsequent employment and they are not reduced for compensation or benefits in subsequent employment. The executive (as well as dependents if applicable) who joined the Company before January 1, 2011 is further entitled to certain post-termination medical coverage beginning at the later of age 50 or expiration

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of the three-year period after termination of employment, at active employee rates until age 65 and at retiree rates after age 65. These medical coverage benefits are secondary to any benefits the executive may receive through subsequent employment.

For purposes of these Agreements, “cause” includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. The executive is entitled to certain procedural protections before the Company can terminate employment for “cause.” “Good reason” for resignation generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, incentive compensation, work location, plan and other payments, benefits and perquisites called for by the Agreement, other breach of the Agreement by the Company or adverse change in the terms and conditions of the executive’s employment, initiating a termination for cause without completing the termination within 90 days in compliance with the Agreement, any other purported termination of executive’s employment not contemplated by the Agreement, or failure of a successor to assume and perform the Agreement.
Benefits Payable or Provided upon Change of Control and Voluntary Termination, Death or Disability.    On voluntary termination by the executive without good reason during the three-year period following a change of control, the executive is entitled to payment of pro-rata minimum incentive compensation for the year of termination and payment of deferred compensation (to the extent not paid upon the change of control). On termination for disability or death during that three-year period, the executive (or his or her beneficiaries) is entitled to benefits under the Company’s broad-based disability and death plans with no enhancement except that such benefits may not be reduced below the greatest benefit level in effect during the 90-day period preceding the change of control. Upon termination for cause during the three-year period the executive is entitled to payment of deferred compensation (to the extent not paid upon the change of control). Upon any termination of employment during that three-year period, the executive is entitled to salary and accrued vacation pay through the termination date and reimbursement of business expenses incurred prior to termination.
Special Payments Relating to a Change of Control.    The Agreements executed on or before May 2008 provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code. The Company continues to honor these Agreements for such executives, but Agreements executed after May 2008 no longer include this reimbursement provision. Accordingly, such Agreements provide instead that the value of change-of-control benefits will be limited to an amount (generally, 299% of average compensation for the past five years) sufficient to avoid the excise tax, unless the net after tax-amount of the full benefits payable to the executive after taking the excise tax into account is at least 105% of such limited amount. Under all Agreements, the Company will also reimburse the executive’s legal fees and related costs incurred to obtain benefits under the Agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement.
Applicable Restrictive Covenants.    In exchange for the above benefits, the Agreements impose certain obligations on the executive that apply during employment (before or after a change of control) and after any termination of employment, including terminations of employment before any change of control happens, and regardless of the reason for termination of employment. These are an obligation to maintain the confidentiality of Company confidential information, not to engage directly or indirectly in competition with the Company, and not to solicit employees, customers, vendors and suppliers away from the Company or otherwise interfere with the Company’s customer, vendor and supplier relationships. A competitive business is defined to be any construction and engineering business specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever in the world the Company does business. The executive agrees that these covenants may be specifically enforced against him or her by injunction.
Tabular Disclosures of Potential Benefits Paid or Provided Upon Change of Control.    The following tables tally the benefits that would be paid or provided for each of the named executive officers. The tables assume that a change of control and a simultaneous without cause or good reason termination, a voluntary resignation without good reason, or a termination for cause, occurring on the last business day of 2014, applying the closing price of Company stock on that day (which was $41.98 per share). Benefits upon death or disability are omitted because they would be the same as under the Company’s broad-based plans as discussed above. A voluntary resignation without good reason on that date by Messrs. Asherman, Ballschmiede, McCarthy and Scorsone would qualify as a “retirement” entitling those officers to incentive compensation, equity vesting and eligibility for the Company’s retiree medical benefit program, without regard to the change of control severance agreements. In addition, whether or not the termination is a retirement, Messrs. Asherman, Ballschmiede, McCarthy, Scorsone and Mullen would be fully vested in their benefits under the 401(k) Plan and the Excess Plan.
The table assumes that upon a termination for cause, the Organization and Compensation Committee would exercise its discretion to reduce any incentive compensation otherwise payable to zero even if the executive would otherwise qualify for

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“retirement” under the Incentive Compensation Program, and that no change of control benefits would be payable. Accordingly, benefits on termination for cause would consist only of unpaid salary through the date of termination and other accrued vested benefits. For this reason, benefits upon termination for cause are omitted from the tables. For purposes of the Section 4999 gross-up, the applicability or not of the excise tax in the table is based on the assumptions of an excise tax rate of 20%, a marginal federal income tax rate of 39.6%, a 2.35% Medicare tax rate and state income tax rate applicable to the named executive officer, and the assumptions that no amounts will be attributed to reasonable compensation before or after the change of control and that no value will be attributed to the executive’s non-competition covenant. The value of health plan benefits is based upon and assumes that the executive will continue paying applicable employee (or retiree) premiums for coverage for the maximum period permitted by the Agreement. The table also assumes that the executive will not incur legal fees or related costs in enforcing the Agreement.

Benefits on Change of Control and Simultaneous Voluntary Termination
	Incentive Compensation	Options	Restricted Stock	Performance Shares	Deferred Compensation	Severance Payment	Out-Placement	Benefit Plan Continuation	Excise Tax Gross-Up
Philip K. Asherman	$2,688,000	$—	$5,126,262	$7,651,527	$1,618,171	$—	$—	$41,073	$—
Ronald A. Ballschmiede	$816,000	$—	$1,311,371	$1,570,724	$720,727	$—	$—	$24,969	$—
Daniel M. McCarthy	$816,000	$—	$2,001,606	$1,238,536	$1,131,775	$—	$—	$26,858	$—
Luke V. Scorsone	$884,000	$—	$1,833,435	$991,987	$324,086	$—	$—	$53,384	$—
Patrick K. Mullen	$—	$—	$—	$—	$175,888	$—	$—	$—	$—

Benefits on Change of Control and Simultaneous Termination for Good Reason or Discharge Without Cause
	Incentive Compensation	Options	Restricted Stock	Performance Shares	Deferred Compensation	Severance Payment	Out-Placement	Benefit Plan Continuation	Excise Tax Gross-Up
Philip K. Asherman	$2,688,000	$—	$5,126,262	$7,651,527	$1,618,171	$11,664,000	$240,000	$124,708	$—
Ronald A. Ballschmiede	$816,000	$—	$1,311,371	$1,570,724	$720,727	$4,248,000	$120,000	$107,077	$—
Daniel M. McCarthy	$816,000	$—	$2,001,606	$1,238,536	$1,131,775	$4,248,000	$120,000	$44,161	$—
Luke V. Scorsone	$884,000	$4,551	$1,833,435	$991,987	$324,086	$4,602,000	$130,000	$110,973	$—
Patrick K. Mullen	$829,600	$—	$712,611	$941,024	$175,888	$4,318,800	$122,000	$245,214	$—

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DIRECTOR COMPENSATION

Name (1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (2) ($) (c)	Option Awards (3) ($) (d)	All Other Compensation (4) ($) (g)	Total ($) (h)
L. Richard Flury (5)	$267,500	$174,979	—	$9,804	$452,283
James R. Bolch (6)	$101,250	$174,979	—	$2,585	$278,814
Deborah M. Fretz (7)	$101,250	$174,979	—	$2,135	$278,364
W. Craig Kissel (8)	$120,000	$174,979	—	$2,867	$297,846
James H. Miller	$101,250	$174,979	—	$457	$276,686
Larry D. McVay (8)	$111,250	$174,979	—	$2,632	$288,861
Michael L. Underwood	$120,000	$174,979	—	$1,190	$296,169
Marsha C. Williams	$111,250	$174,979	—	$1,190	$287,419

(1)
Philip K. Asherman, President and Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a member of the Supervisory Board. The compensation received by Mr. Asherman as our employee is shown in the Summary Compensation Table on page 25.

(2)
Reflects the grant date fair market value computed in accordance with FASB ASC Topic 718. The number of stock awards outstanding at the end of the last completed year for each member of the Supervisory Board was 2,175. The stock awards were granted in May 2014.

(3)	No outside members of the Supervisory Board have option awards outstanding.

(4)	All other compensation includes the 15% discount on shares purchased (described below), above market interest on deferred compensation, and dividends on stock awards, as applicable.

(5)
Mr. Flury is non-executive Chairman of the Supervisory Board. Mr. Flury receives 50% of his fees earned in cash, and as described below defers until 2017 42% of fees in cash and 8% of fees to purchase Company stock.

(6)	Mr. Bolch receives 50% of his fees earned in cash, and as described below defers until one year after retirement 42% of fees converted to Company stock and 8% to purchase Company stock.

(7)	Ms. Fretz receives 92% of her fees earned in cash and 8% of fees to purchase Company stock, all deferred until retirement.

(8)	Messrs. Kissel and McVay each receive 92% in cash and apply 8% of fees to purchase Company stock.
As approved at the 2014 annual meeting of shareholders, members of the Supervisory Board received in 2014 as compensation for their services as members of the Supervisory Board the following: 1) members of the Supervisory Board who are not employees received an annual retainer of $110,000, except for the non-executive Chairman of the Supervisory Board, who received an annual retainer of $275,000, and 2) each member of the Supervisory Board received an annual equity retainer in the amount of $175,000 paid in restricted stock, priced as of the close of the market on the day the grant was made and which will vest on the one year anniversary of the date of the grant. Committee chairmen also received an annual retainer as follows: Audit Committee Chairman, $20,000; Organization & Compensation Committee Chairman, $20,000; Nominating Committee Chairman, $10,000; Corporate Governance Committee Chairman, $10,000; and Strategic Initiatives Committee Chairman, $5,000.
Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation in the form of cash or stock. Fees deferred in the form of cash are credited with interest at the rate of prime plus 1%, updated quarterly based on the prime rate for the first business day of each calendar quarter as published in the Wall Street Journal. For fees deferred in the form of stock, the number of shares of our stock is determined by dividing the fees earned by the closing price per share of our stock on the NYSE on the first trading day preceding the respective Supervisory Board meeting and such shares earn dividends at the regular rate and are converted into additional shares based on the closing price per share of our stock on the NYSE on the dividend payment date. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the NYSE on the first trading day following the end of each calendar quarter. Shares are issued either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.
In 2005, we adopted stock ownership guidelines for our members of the Supervisory Board. The guidelines state that each member of the Supervisory Board owns shares in our stock equal to at least five times the annual retainer. There is a five-year period for members of the Supervisory Board to meet these stock ownership targets. All members of the Supervisory Board satisfy these stock ownership guidelines.

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RISK ANALYSIS
The Organization and Compensation Committee has considered the Company’s executive compensation structure to identify any design elements that might encourage excessive risk taking and, taking into account the comments of PM&P in their review requested by the Organization and Compensation Committee, does not believe the Company’s compensation practices present risks that are reasonably likely to have a material adverse effect on the Company.
The Company’s overall compensation philosophy, peer group selection process, and positioning are consistent with typical market practices. The mix of corporate and individual objectives to measure performance, coupled with the Organization and Compensation Committee’s discretion to reduce any annual cash incentive awards otherwise determined by the corporate objectives, should mitigate excessive risk taking by tying payout to multiple elements. Further, the use of both performance shares and restricted stock to provide long-term incentives similarly mitigates the risk of any one vehicle creating undue incentive to take on excessive risk. The Company emphasizes earnings per share as a performance measure, which is consistent with shareholder value creation.
In addition, the Company has shareholding requirements for executive officers, and the Organization and Compensation Committee has established a clawback policy that allows it to recover both cash and equity-based compensation negatively affected by fraud or misconduct resulting in a material restatement of the Company’s financial statements. The Organization and Compensation Committee will continue to monitor the Company’s compensation structure from the point of view of not encouraging risks inconsistent with the interests of our shareholders.

ITEM 2	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
At the Annual Meeting, you will be asked to vote on a non-binding, advisory resolution, commonly known as management “say-on-pay,” to approve the compensation of the Company’s named executive officers, as disclosed in the Executive Compensation Discussion and Analysis and related tables and narrative disclosure on pages 14 to 32 of this Proxy Statement. This advisory shareholder vote gives you the opportunity to endorse or not endorse the compensation we pay our named executive officers.
The Company and its Supervisory Board and Organization and Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Executive Compensation Discussion and Analysis” in this Proxy Statement. We believe that our compensation policies and procedures are competitive, focused on pay for performance and strongly aligned with the long-term interests of our stockholders. They enable us to attract and retain talented executives who are critical to our business objectives of high growth and strong execution. We believe that our compensation philosophies, policies and objectives do not present or encourage excessive or unacceptable risks. As always, the Organization and Compensation Committee will continue to review all elements of the executive compensation program on a regular basis and external trends in compensation and take any steps it deems necessary to continue to fulfill the objectives of the program. Among other things:

•	We do not have employment agreements with our named executive officers. Each of them is employed “at will” and expected to provide exceptional personal performance to remain on the executive team;

•	We have significant stock ownership by our executives, reinforced by stock ownership guidelines, making their interests congruent with those of our shareholders;

•
We stress performance and at-risk compensation by providing a significant portion of long-term incentives (70% for Mr. Asherman and 60% for his direct executive officer reports) in the form of performance shares, with the value dependent on meeting specified corporate performance targets, and not just the market price of the stock;

•
In 2014, 90% of the total target compensation of our Chief Executive Officer was incentive and stock based compensation, and on average was 78% for our other named executive officers. This strongly aligns executive rewards with annual, medium and long-term Company performance, including long-term stock price performance;

•	For annual cash incentive and long-term equity compensation, our named executive officers participate in the same plans under the same formulas as senior management employees generally;

•	Both the Organization and Compensation Committee and its independent compensation consultant have reviewed our compensation programs to ensure they do not encourage excessive risk taking;

•	We do not have defined benefits, supplemental retirement benefits or actuarial retirement benefits. Our named executive officers get the same plan benefits as our salaried employees generally; and

•
The Organization and Compensation Committee’s independent compensation consultant does not perform any services for the Company other than those that support the Organization and Compensation Committee.

Shareholders are encouraged to carefully review the “Executive Compensation Discussion and Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.
Because your vote is advisory, it will not be binding upon the Company or the Supervisory Board. This means it will not overrule any decision by the Company or the Supervisory Board, create or change any fiduciary duties of the Company, the

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Supervisory Board, or its Organization and Compensation Committee, or create, reverse or nullify any legal obligation of the Company. However, the Organization and Compensation Committee will consider the outcome of the vote when reviewing and determining future executive compensation arrangements.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the advisory (non-binding) approval of the proposal to approve the compensation of the Company’s named executive officers, as disclosed in the Executive Compensation Discussion and Analysis and related tables and narrative disclosure.
As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that votes on the frequency of shareholder votes on executive compensation be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2018 annual meeting.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED TABLES AND NARRATIVE DISCLOSURE.

ITEM 3	ADOPTION OF ANNUAL ACCOUNTS FOR 2014
At the Annual Meeting, you will be asked to authorize the preparation of our Dutch statutory annual accounts and annual report of our Management Board in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2014 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.
Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles (“Dutch GAAP”) and Dutch law. The Annual Accounts contain certain disclosures, including those relating to employees and other matters, not required under generally accepted accounting principles in the United States (“U.S. GAAP”). Dutch GAAP generally requires us to amortize goodwill and indefinite lived intangible assets, which is not required under U.S. GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2014 Annual Report to Shareholders (“Annual Report”), also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbi.com, and may be obtained free of charge by request to our principal executive offices at Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

ITEM 4	DISTRIBUTION FROM PROFITS
Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions from profits. During 2014, we distributed four quarterly distributions (interim dividends) in cash in anticipation of the final dividend for the year. The interim dividends were distributed on March 31, June 30, September 30 and December 31, each at the rate of $0.07 per share, for an aggregate interim cash dividend of $0.28 per share.
We propose that no further distributions be made and that the final dividend for 2014 shall equal the aggregate of the four interim dividends in cash amounting to $0.28 per share and that such amounts shall be charged to profits.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final dividend.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISTRIBUTION OF THE FINAL DIVIDEND FOR 2014.

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ITEM 5	DISCHARGE OF THE SOLE MEMBER OF OUR MANAGEMENT BOARD FROM LIABILITY
Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. During 2014, the sole member of the Management Board was Chicago Bridge & Iron Company B.V., our indirect wholly-owned subsidiary. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2014.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE SOLE MEMBER OF OUR MANAGEMENT BOARD FROM LIABILITY FOR 2014.

ITEM 6	DISCHARGE OF THE MEMBERS OF OUR SUPERVISORY BOARD FROM LIABILITY
Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2014.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF OUR SUPERVISORY BOARD FROM LIABILITY FOR 2014.

ITEM 7	APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP (“E&Y”) be appointed as our independent registered public accounting firm for the year ending December 31, 2015. E&Y has acted as our independent registered public accounting firm since 2005. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint E&Y as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2015. If the appointment is not approved by affirmative vote or agreement on terms of engagement is not reached, the Supervisory Board in its discretion may appoint a qualified independent registered public accounting firm, based on what it determines to be in the best interest of the Company, to audit our accounts for the year 2015. No further meeting of shareholders will be held to approve such appointment.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE CONDITIONAL APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

ITEM 8	EXTENSION OF AUTHORITY OF OUR MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 6, 2016
Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the 2014 annual meeting, the Company's shareholders authorized the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at

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prices ranging up to 110% of the market price at the time of the transaction. Since the 2014 annual meeting and as of March 12, 2015, we have repurchased 663,392 shares under this authority. Such authority currently expires October 30, 2015.
The Management Board believes that we would benefit by extending the authority of the Management Board, acting with the approval of our Supervisory Board, to repurchase our shares. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may offer us the possibility of strengthening the value of our shares. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by us, or our subsidiaries, may generally never exceed 10% of the total number of our issued and outstanding shares.
In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately eleven million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 6, 2016.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 6, 2016 authorization of the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO OUR MANAGEMENT BOARD TO REPURCHASE SHARES.

ITEM 9	EXTENSION OF AUTHORITY OF OUR SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT RIGHTS TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 6, 2020
At the Annual Meeting, you will be asked to grant a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 6, 2020. Under the laws of the Netherlands and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans.
If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2014 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on April 30, 2019.
If this proposal is approved by shareholders, the Supervisory Board will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Supervisory Board in its discretion deems appropriate, based on the Supervisory Board’s determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted. The Supervisory Board will also, if this proposal is approved by shareholders, have the authority to exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares, in the event that the Supervisory Board in its discretion believes that exclusion of pre-emptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company.

We are asking for an extension of our Supervisory Board's current authority to issue the existing authorized capital. Our request is merely an administrative matter and is not a request for additional authorized share capital. The authority of the

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Supervisory Board to issue shares, in any event, would be subject to compliance with the applicable rules of the NYSE, including the condition that any issuance of greater than 20% of our stock would require additional and specific shareholder approval.
The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital of the Company is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 6, 2020.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DESIGNATION OF OUR SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 6, 2020.

ITEM 10	APPROVAL OF THE AMENDED AND RESTATED CHICAGO BRIDGE & IRON COMPANY INCENTIVE COMPENSATION PROGRAM
The Company adopted the Chicago Bridge & Iron Company Incentive Compensation Program (“Incentive Program”) in 1999. It was approved at our 1999 annual general meeting of shareholders, and amendments and restatements of the Incentive Program were approved at our 2005 and 2010 annual general meetings of shareholders. The Company has again amended and restated the Incentive Program, subject to the approval of our shareholders. The 2015 amended and restated Incentive Program includes the addition of one new performance criterion as described below.
Reasons for Seeking Shareholder Approval
Approval of the amended and restated Incentive Program including its performance criteria is necessary to permit the compensation expense recognized by the Company upon its payment of cash incentive awards to certain of its executive officers to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code.
Under Section 162(m), the Company cannot claim a federal income tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers other than the chief financial officer, in excess of $1,000,000 in any year, unless the compensation qualifies as shareholder-approved “performance-based” compensation. Compensation attributable to cash incentive awards is eligible to be considered as performance-based compensation for purposes of Section 162(m). Where, however, as under the Incentive Program, the Committee has authority to change the performance measures after shareholder approval of the performance goals, the material terms of the performance goals must be disclosed and reapproved by shareholders no later than the first shareholder meeting that occurs the fifth year following the year in which shareholders previously approved the performance goals. Cash incentive awards paid pursuant to the amended and restated Incentive Program will not satisfy the requirements of Section 162(m) unless our shareholders approve the amended and restated Incentive Program.
If shareholders do not approve the amended and restated Incentive Program, the Incentive Program as previously approved will continue in effect; but cash incentive awards payable under the Incentive Program will not qualify as “performance-based” under Section 162(m).
Summary of the Amended Incentive Program
The principal provisions of the amended and restated Incentive Program are summarized below. This summary is not a complete description of the amended and restated Incentive Program and is qualified by the full text of the amended and restated Incentive Program, a copy of which is attached as Annex A to this proxy statement.
Purpose.  The Incentive Program provides contingent cash compensation to key employees. It is intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and aligned with shareholder interests; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.
Administration.  The Amended Incentive Program is administered by the Organization and Compensation Committee (the “Committee”) of the Supervisory Board. The Committee establishes performance goals and determines the attainment of performance goals. In the case of the Chief Executive Officer, and any other individual who reports to the Chief Executive Officer ─ the group most likely to contain named executive officers whose awards are subject to Section 162(m), called “Covered Executives” ─ the Committee directly selects the performance criteria, determines the performance goals, and sets the percentage that may be paid as incentive compensation for minimum, target and maximum achievement of performance goals. The Committee may delegate to the management of the Company these responsibilities with respect to participants who are not Covered Executives.

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Eligibility.  Employees of the Company who are key managers or other key employees are eligible to be selected as participants. The Committee selects the Covered Executives that may be participants. Management with the approval of the Committee will determine the other participants. The Company expects that approximately 1,890  employees will be eligible to participate in the Incentive Program in 2015. To be eligible for a full cash incentive award, a Participant typically must be employed for the full calendar year. Participants employed for less than a full calendar year typically receive a prorated cash incentive award. Any cash incentive award otherwise payable under the Incentive Program can be reduced or eliminated for any reason at any time before payment.
Incentive Compensation Opportunity.  Incentive compensation is determined over each fiscal year of the Company. The incentive compensation opportunity for each participant depends on the performance criteria to be used, the relative weighting of such criteria, and the percentage that may be paid as incentive compensation for achievement of minimum, target and maximum accomplishment of the performance goals for each of the applicable performance criteria. Alternative or different criteria, weightings or goals may be used for different participants or groups of participants.
In any year, the Committee may select any one or more of the following performance criteria for Covered Executives: operating income, earnings (before or after any of interest, taxes, noncontrolling interest, depreciation and amortization), return on net assets, return on capital, return on investment, revenues, earnings per share (either including or excluding special charges, as reported to shareholders), total shareholder return, return on equity, total business return, return on invested capital, operating cash flow, free cash flow, economic value added, new awards, contract backlog, ethics (which may be measured by unresolved exceptions), strategic goals, acquisition and integration metrics, environmental protection, cost reduction and safety (which may be measured by industry safety statistics). The Committee may select other performance criteria for other participants. The Committee may use any one or any fixed combination of the performance criteria and set performance goals as target levels or target growth rates of any of those performance measures.
Performance criteria and performance goals for Covered Executives must be objective, such that an objective third party having knowledge of the relevant facts could determine whether the performance goals are met and calculate the cash incentive award availability for any such Covered Executive.
Adjustment of Performance Goals.  The Committee may adjust any performance goal to reflect or offset a change in accounting standards, a significant acquisition or divestiture, a significant capital transaction, or any other unusual, nonrecurring item that is separately disclosed in the Company’s financial statements and is attributable to an event occurring after such performance goals were established.
How Incentives are Determined.  The Committee assigns each participant an incentive compensation target amount for achievement of the target goals based on the individual’s position and job level. The Committee also sets thresholds, generally minimum, target and maximum performance levels, to measure achievement of the performance goals. If actual performance is below the minimum level, no cash incentive award is payable with respect to that performance criterion; though a cash incentive award may be payable depending on the achievement of other performance criteria contributing to the cash incentive award. If performance is at or above the maximum level, a maximum cash incentive award may be payable.
Incentive Timing.  The Committee establishes the performance criteria, performance goals, relative weighting, target incentive amounts and payout percentages within the first 90 days of each year. Prior to payment of the cash incentive award and within the first 90 days of the year following the fiscal year, the Committee must certify the extent to which the performance goal or goals were achieved for the fiscal year.
Negative Discretion.  Cash incentive awards for Covered Executives are determined on the basis of the pre-established objective performance goals. However, the Committee may in its discretion reduce (but not increase) any cash incentive award that would otherwise be payable under the Incentive Program to any Covered Executive.
Incentive Compensation Pool.  The cash incentive award availability for participants, or for any group of participants as designated by the Committee, constitutes an incentive compensation pool. The Committee may adjust the bonus pool upwards or downwards based on business unit performance, individual performance, or other factors as the Committee determines. Before payment of any cash incentive award and within the first 90 days of the year following the incentive year, the Committee approves the aggregate amount of each bonus pool.
Individual Awards.  The Committee may adjust the cash incentive award opportunity of any participant or group of participants in any pool upward or downward based on business unit performance or individual performance or other factors as the Committee determines are appropriate. Individual performance is determined in conjunction with the individual’s manager and business unit head applying individual performance criteria approved by the Committee.
Maximum Award and Payment.  The maximum cash incentive award for any participant (whether or not a Covered Executive)

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for any fiscal year cannot exceed $5 million. Cash incentive awards will normally be paid in cash as soon as practicable after their determination and approval by the Committee, and in all events by the 15th day of the third month following the end of the Company’s fiscal year.
Clawback.  If any of the Company’s financial statements must be restated as a result of misconduct or fraud, the Company at the direction of the Committee may recover all or any portion of the cash award paid on the basis of such financial statements.
Effective Date.  The amended and restated Incentive Program will become effective beginning with the Company’s fiscal year 2015 if the amended and restated Incentive Program is approved by the Company’s shareholders. The Amended Incentive Program does not have any termination date.
Other Features.  The Incentive Program is unfunded. Rights of a participant are not generally transferable. Features of the Incentive Program as applied to participants employed outside the United States may be varied to conform to local law and practice.
Amendments.  The Committee may, without further action by the shareholders, amend the Incentive Program from time to time in any manner the Committee deems desirable. However, no such amendment may enlarge the class of employees who may be participants in the Incentive Program, add to the permitted performance measures for Covered Executives, or increase the maximum incentive compensation bonus payable under the Incentive Program beyond $5 million, without the consent of shareholders.
New Plan Benefits
Awards under the amended and restated Incentive Program are determined based on actual future performance, so the Company cannot determine what benefits, if any, would be paid to any executive officer in 2015 or future years. However, the following amounts were received by or allocated to each of the following for the last completed fiscal year under the Incentive Program as in effect prior to the amendment and restatement of the Incentive Program, and would not have been materially different if the amended and restated Incentive Program had been in effect in such fiscal year:

Name and Position	Dollar Value ($)
Philip K. Asherman, President and Chief Executive Officer	$2,688,000
Ronald A. Ballschmiede, Executive Vice President and Chief Financial Officer	$816,000
Daniel M. McCarthy, Executive Vice President and President Technology	$816,000
Luke V. Scorsone, Executive Vice President and President Fabrication Services	$884,000
Patrick K. Mullen, Executive Vice President and President Engineering, Construction and Maintenance	$829,600
Executive Group	$9,100,100
Non-Executive Director Group	$—
Non-Executive Officer Employee Group	$35,161,866
 Tax Aspects of the Amended Incentive Program
The following summarizes the U.S. federal tax consequences generally arising under present law with respect to cash incentive compensation awards granted under the amended and restated Incentive Program. In general the participant will recognize ordinary income upon receipt of the cash award payment in the amount of the cash award payment. Cash awards are paid within 2 1/2 months after the close of the taxable year to which they apply, and are not expected to be subject to the additional taxes of Section 409A of the Code. The Company will be entitled to a deduction for the same amount, if and to the extent the cash award payments satisfy the requirements of Section 162(m) of the Code and the general requirements for deductibility.
The affirmative vote of a majority of the votes cast at the meeting is required to approve the amended and restated Incentive Compensation Program.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED INCENTIVE PROGRAM.

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ITEM 11	DISCUSSION OF DIVIDEND POLICY
Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.
Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. The Management Board, with the approval of the Supervisory Board may in any year distribute one or more interim dividends in anticipation of the final dividend for that year.
We have declared and paid in 2014 quarterly cash dividends or distributions on our common shares; however, there can be no assurance that any such dividends or distributions will be declared or paid in the future. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual dividends), our Management Board and our Supervisory Board. Our Management Board and Supervisory Board will periodically evaluate dividends in the future based upon general business and economic conditions, legal and contractual restrictions regarding the payment of dividends, our results of operations and financial condition, our cash requirements and the availability of surplus, and other relevant factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of shares registered in our New York registry will be paid to Computershare as New York Transfer Agent and Registrar.

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SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2016 annual meeting must be received at our principal executive offices no later than November 27, 2015 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholders’ rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for annual meetings. Proposals from shareholders for next year’s annual meeting received at our principal executive offices after February 10, 2016 will be considered untimely. With respect to such proposals, we will vote all shares for which the Company has received proxies in the interest of the Company as determined in the sole discretion of its proxies.

By Order of the Supervisory Board of Directors

/s/ L. RICHARD FLURY
Non-Executive Chairman of the Supervisory Board of Directors

The Hague, The Netherlands
March 27, 2015

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ANNEX A
CHICAGO BRIDGE & IRON COMPANY
INCENTIVE COMPENSATION PROGRAM

1.	OVERVIEW
This Incentive Compensation Program (the “Incentive Program”) is designed to provide key managers and other key employees of Chicago Bridge & Iron Company N.V. and its affiliates (the “Company”) with incentive compensation based on the achievement of specific Company-wide, business unit and individual financial and business performance goals.
The Program is intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals, to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Incentive Program’s performance goals are set in accordance with these objectives.
Achieving those goals is intended to increase the Company’s overall competitiveness within the industry and create increased value for shareholders. The Incentive Program provides a method of encouraging and rewarding the necessary contributions and leadership behaviors to achieve those goals.
Subject to the terms of this Incentive Program as specified below, the incentive compensation opportunity of an eligible Participant will generally be a target percentage of the Participant’s base salary based on the Participant’s position and responsibilities. Actual incentive compensation will be above or below the target amount depending on the extent to which applicable performance goals are achieved.
The Incentive Program is intended to permit the payment of incentive compensation to Covered Executives (as defined below) that will meet the requirements of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

2.	ADMINISTRATION
The Incentive Program is administered by the Organization and Compensation Committee (the “Committee”) of the Supervisory Board of Chicago Bridge & Iron Company N.V. The Committee in its discretion construes and interprets the Incentive Program and determines all questions arising under the Incentive Program. The Committee establishes in its discretion the performance goals and determines the attainment of performance goal targets under the Incentive Program.
For the Chief Executive Officer, any Participant who directly reports to the Chief Executive Officer, and any other individual for whom the Committee in its discretion determines to exercise such authority directly (the “Covered Executives”) in any fiscal year of the Company for which incentive compensation is payable, the Committee in its discretion also directly selects the performance criteria, determines the performance goals, specifies the percentage of base salary that may be paid as incentive compensation for minimum, target and maximum achievement of performance goals, and determines whether and to what extent incentive compensation otherwise payable under the Incentive Program shall be reduced.
The Committee may in its discretion delegate other administrative responsibilities under the Incentive Program to the management of the Company. Management of the Company shall make such recommendations to the Committee as the Committee may deem necessary or appropriate for the administration of this Incentive Program.
Any rule or decision by the Committee or its delegate(s) that is not manifestly inconsistent with the provisions of this Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

3.	ELIGIBILITY
Employees of the Company and its affiliates who are key managers or other key employees of the Company are eligible to be selected to become participants (“Participants”) in the Incentive Program. The Committee in its discretion will directly select the Covered Executives who may be Participants. Company management with the approval of the Committee in its discretion will select other eligible employees to become Participants. Selection as a Participant for any fiscal year shall not entitle the individual to be a Participant for any later fiscal year unless he or she is again selected to be a Participant in such later fiscal year.

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A Participant hired or promoted during a fiscal year will typically have a prorated target incentive compensation opportunity based on the number of weeks worked from the date of hire or promotion to the end of the year. A Participant whose employment terminates before the last day of the fiscal year by reason of a reduction-in-force program, death, disability or retirement, and whose employment terminates on or after April 1 of the fiscal year, may have a prorated target incentive compensation opportunity based on the number of weeks worked from the beginning of the year to the date of termination. A Participant whose employment terminates during the fiscal year under circumstances not described in the preceding sentence will not be entitled to incentive compensation for such fiscal year.
As a condition to receipt of incentive compensation a Participant must keep his or her incentive compensation eligibility strictly confidential. A Participant may not discuss his or her incentive compensation with any individual other than (i) the Vice President of Corporate Human Resources, Human Resources staff administering the program, or superiors in the Participant’s chain of command, (ii) a Participant’s spouse, attorney or accountant who undertake not to further disclose the Participant’s incentive compensation information, or (iii) in a disclosure required by law.
Notwithstanding anything in this Incentive Program to the contrary, no Participant shall have any vested right to incentive compensation. The Committee in its sole discretion may reduce or cancel any Participant’s incentive compensation for any reason or no reason at any time prior to actual payment.

4.	INCENTIVE COMPENSATION OPPORTUNITY
Incentive compensation will be determined for each year over a performance period that is the fiscal year of the Company. Within the first 90 days of each fiscal year the Committee will determine in writing the performance criteria to be used (and the relative weighting of each performance criterion to each Participant’s incentive compensation opportunity if more than one performance criterion is selected), the specific performance goals for minimum, target and maximum achievement of the performance criteria, and the percentage at which incentive compensation may be paid for such minimum, target and maximum achievement. All such determinations may be different for each Participant or for groups of Participants.
Performance Criteria
For Covered Executives, the Committee will select performance criteria from among (i) operating income, (ii) earnings (either before or after any of interest, taxes, noncontrolling interest, depreciation and amortization), (iii) return on net assets, (iv) return on capital, (v) return on investment, (vi) revenues, (vii) earnings per share, either including or excluding special charges, as reported to shareholders, (viii) total shareholder return, (ix) return on equity, (x) total business return, (xi) return on invested capital, (xii) operating cash flow, (xiii) free cash flow, (xiv) economic value added, (xv) new awards, (xvi) contract backlog, (xvii) ethics, (xviii) strategic goals, (xix) acquisition and integration metrics, (xx) environmental protection, (xxi) safety and (xxii) cost reduction. For Participants other than Covered Executives the Committee may select these or other performance criteria in its discretion.
The Committee may state performance goals for the performance criteria using any one or any fixed combination of those performance criteria and using target levels or target growth rates of any of those performance criteria, and may apply such performance criteria and performance goals on a Company-wide or business unit basis. The Committee may select different or alternative performance goals or performance criteria for Covered Executives or any other group of Participants.
The Committee may adjust the achievement of any performance goal to reflect or offset (i) a change in accounting standards, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring item, as reported to shareholders in accordance with generally accepted accounting principles, and that is attributable to an event occurring after the performance goals for the year have been established. However, the actual cost of this Incentive Program will be part of the calculation of earnings.
Performance criteria and performance goals and all other relevant factors applied to Covered Executives shall be of such a nature that an objective third party having knowledge of the relevant performance results and all other relevant facts could determine whether the performance goals are met and calculate the incentive compensation availability for any Covered Executive.
Performance Target Amount
The Committee will assign for each Participant an incentive compensation target amount for achievement of the target performance goals for selected performance criteria. The incentive compensation target amount is set at a percentage of the Participant’s base salary based on the Participant’s position and job level.

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Thresholds
The Committee will determine target and where applicable minimum and maximum performance goals for the performance criteria it has selected. If performance is less than minimum, no incentive compensation attributable to that performance goal will be available. If performance results fall between two designated thresholds, the availability of incentive compensation attributable to that performance goal will be as determined or approved by the Committee.
Achievement of Performance Goals
Before the payment of any incentive compensation, and within the first 90 days of the fiscal year following the fiscal year for which the incentive compensation is payable, the Committee will certify in writing the extent of achievement of the performance goal(s) for the fiscal year.
Negative Discretion on Incentive Compensation for Covered Executives
The Committee may in its discretion reduce the incentive compensation otherwise payable to any Participant on the basis of such factors as the Committee in its discretion deems appropriate. The exercise of such discretion with respect to any Covered Executive or other Participant shall not result in an increase in the amount paid to any Covered Executive.

5.	INCENTIVE COMPENSATION POOL
Determination of Incentive Compensation Pool
The sum of the achieved incentive compensation opportunities for all Participants will comprise an incentive compensation pool for the award of incentive compensation. The Committee may establish different or alternative incentive compensation pools for Covered Executives or any other group of Participants. The Committee may further adjust the aggregate amount of the incentive compensation pool upward or downward based on such factors as the Committee in its discretion deems appropriate. Prior to the payment of any incentive compensation and within the first 90 days of the fiscal year following the fiscal year for which incentive compensation is payable, the Committee shall approve the aggregate amount of the incentive compensation pool or pools.
Unit Performance and Individual Performance Adjustments
The Committee may adjust the achieved incentive compensation opportunity of any Participant, or any group of such Participants, other than any Covered Executive, upward or downward based on business unit performance, individual performance, or such other factors as the Committee in its discretion deems appropriate.
The Committee may determine business unit performance by applying (1) performance criteria and performance goals to the business unit or subunit in which the Participant or group of Participants is employed, (2) functional operating performance criteria and performance goals specific to such business unit or subunit, (3) operating safety management of the business unit or subunit, or (4) such similar factors as the Committee in its discretion deems appropriate. To the extent the Committee in its discretion deems feasible, the criteria for determining business unit performance shall be objective and relate to matters which can be influenced by the Participant or group of Participants in their individual capacities and chosen to contribute to meeting the Company’s short- and long-term goals.
The Committee may develop criteria for determining individual performance. Individual goals for Participants will be determined by the Participant’s manager and business unit head, giving appropriate consideration to the manager’s discretion and judgment in conjunction with the Committee’s determination of individual performance criteria.
Allocation of Incentive Compensation Pool
The Committee will allocate the incentive compensation pool among Participants in the pool entitled to incentive compensation for the applicable fiscal year on the basis of achieved incentive compensation opportunity as adjusted for business unit performance and individual performance. The aggregate amount of all incentive compensation will not exceed (but may be less than) the aggregate amount of the incentive compensation pool. The actual incentive compensation payable to any Participant for a fiscal year will not exceed $5 million.

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6.	MISCELLANEOUS PROVISIONS
Incentive compensation cash awards will be paid as soon as reasonably practicable after determination and approval by the Committee, and in all events on or before the 15th day of the third month following the end of the fiscal year.
If any of the Company’s financial statements are required to be restated as a result of misconduct or fraud, the Company at the direction of the Committee in it sole discretion may recover all or any portion of any cash award that was paid based on the financial results that were negatively affected by such restatement. For this purpose, misconduct or fraud includes any circumstance where forfeiture of a cash award is required by law, and any other circumstance where the Committee determines in its sole discretion that a Participant (i) personally and knowingly engaged in practices that materially contributed to a material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company.
Nothing in this Incentive Program restricts the ability of the Company to pay incentive compensation or other supplemental compensation in any amount to any individual for any reason, including but not limited to hiring incentives, retention incentives, separation payments, safety and service awards or incentive compensation or awards on any other basis.
Cash awards payable under this Plan shall be paid solely from general assets of the Company and its affiliates. This Plan is unfunded and unsecured. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a cash award.
In the case of Participants employed outside the United States, the Company or its affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.
The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.
This Incentive Program is originally effective beginning with the Company’s fiscal year 2000, upon its approval by the shareholders of Chicago Bridge & Iron Company N.V. This Incentive Program as amended and restated to read as set forth in this document shall be effective for the Company’s fiscal year 2015 and thereafter, subject to approval by the shareholders of the Company.
The Committee may, without further action by the shareholders, amend this Incentive Program from time to time, effective prospectively or retroactively, in any manner the Committee deems desirable provided, however, that no such amendment shall enlarge the class of employees who may be Participants in this Incentive Program, add to the permitted performance measures for Covered Executives, or increase the maximum incentive compensation payable under this Incentive Program to any participant for a fiscal year beyond $5 million, without the consent of the shareholders of Chicago Bridge & Iron Company N.V.
This Plan shall be governed by the laws of the state of Texas.

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VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CHICAGO BRIDGE & IRON COMPANY N.V. C/O CB&I 2103 RESEARCH FOREST DRIVE THE WOODLANDS, TX 77380
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards that are mailed must be received by Broadridge no later than 11:59 P.M. Eastern Time on May 4, 2015.

To VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:							M66194- P47536-Z62432
CHICAGO BRIDGE & IRON COMPANY N.V.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
1.	To Vote For or Withhold vote for the election of the following nominees:	For	Withhold	For Other Nominee		For	Against	Abstain
					5.	☐	☐	☐
	1a) Philip K. Asherman	☐	☐	☐	6.	☐	☐	☐
	1b) L. Richard Flury	☐	☐	☐	7.	☐	☐	☐
	1c) W. Craig Kissel	☐	☐	☐	8.	☐	☐	☐
		For	Against	Abstain	9.	☐	☐	☐
2.		☐	☐	☐	10.	☐	☐	☐
3.		☐	☐	☐
4.		☐	☐	☐

1.	To elect three members of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2018;				6.	To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2014;
	Nominees:
	First Position 1a) Philip K. Asherman OR 1d) Luciano Reyes				7.	To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2015;
	Second position: 1b) L. Richard Flury OR 1e) Westley S. Stockton				8.
To approve the extension of the authority of our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital until November 6, 2016 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

	Third position: 1c) W. Craig Kissel OR 1f) Stephen H. Dimlich, Jr.
2.	To approve, by non-binding vote, the compensation of the Company's named executive officers;
3.
To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2014 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2014;

					9.
To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 6, 2020;

4.	To approve the final dividend for the year ended December 31, 2014, in an amount of $.28 per share, which has previously been paid out to shareholders in the form of interim dividends;
5.	To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2014;				10.	To approve the Amended And Restated Chicago Bridge & Iron Company Incentive Compensation Program.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature [PLEASE SIGN WITHIN BOX]			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders: You can view the Notice and Proxy Statement and Annual Report With Form 10-K for Chicago Bridge & Iron Company N.V. on the Internet at www.proxyvote.com.
M66195-P47536-Z62432

CHICAGO BRIDGE & IRON COMPANY N.V.
This Proxy is Solicited by the Supervisory Board of the Company

Proxy For Annual General Meeting of Shareholders
(Must be presented at the meeting or received prior to 11:59 P.M. Eastern Time on May 4, 2015)

The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints each of Richard E. Chandler, Jr., Chief Legal Officer and Secretary, and Walter G. Browning, Senior Associate General Counsel, Corporate as proxies, and each of them acting singly, of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 6, 2015 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on March 12, 2015 at such Meeting in respect of the resolutions specified on the reverse side hereof. This proxy is governed by Dutch law.

Please direct your proxy how he is to vote by placing an "x" in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no instructions are given on this Proxy Card, then the shares will be voted FOR Mr. Asherman, Mr. Flury and Mr. Kissel and FOR Items 2-10.

The Proxy Card must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.
CHICAGO BRIDGE & IRON COMPANY N.V. P.O. BOX 11436 NEW YORK, N.Y. 10203-0436